UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No. )

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[ ]	Definitive Proxy Statement
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[ ]	Soliciting Material Pursuant to §240.14a-12
HERITAGE-CRYSTAL CLEAN, INC.
(Name of Registrant as Specified In Its Charter)
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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HERITAGE-CRYSTAL CLEAN, INC.
2175 Point Boulevard, Suite 375
Elgin, Illinois  60123

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
TO BE HELD ON APRIL 30, 2014

To the shareholders of Heritage-Crystal Clean, Inc.:

The Annual Meeting of Shareholders of Heritage-Crystal Clean, Inc. (the “Company”) will be held at the Holiday Inn located at 495 Airport Road, Elgin, Illinois 60123 on April 30, 2014, at 9:00 A.M., Central Time, for the following purposes:

1.	To elect three directors to serve as Class III Board Members for terms of three years;

2.	To ratify the appointment of Grant Thornton LLP as our independent registered public accounting firm for fiscal 2014;

3.	To hold an advisory vote on named executive officer compensation for fiscal 2013;

4.    To approve the Company's Annual Incentive Plan for the purpose of complying with Section 162(m) of the Internal Revenue
Code;

5.     To increase the number of shares available for issuance under the Heritage-Crystal Clean, Inc. Employee Stock Purchase Plan
of 2008 by 125,000;

6.    To amend the Company's Amended and Restated Bylaws to provide an exclusive Delaware forum for certain litigation and other proceedings; and

7.     To consider and transact such other business as may properly come before the meeting or any adjournment or postponement thereof.

Only shareholders of record at the close of business on March 14, 2014 are entitled to receive notice of and to vote at the Annual Meeting or any adjournments or postponements thereof.  Whether or not you expect to attend the Annual Meeting, we encourage you to vote your shares as soon as possible.  Please sign, date, and mail the included proxy card in the envelope provided.  It is important that your shares be represented at the Annual Meeting, whether your holdings are large or small.

By Order of the Board of Directors,

Gregory Ray, Chief Operating Officer and Secretary

April 4, 2014

Important Notice Regarding the Availability of Proxy Materials
 for the Annual Meeting of Shareholders To Be Held On April 30, 2014.

Our Proxy Statement and Annual Report to Shareholders for fiscal 2013 are available on Heritage-Crystal Clean, Inc.'s website at www.crystal-clean.com under “Investor Relations.”

You may also request hard copies of these documents free of charge by writing to:
Heritage-Crystal Clean, Inc.
2175 Point Boulevard, Suite 375
Elgin, Illinois  60123
Attention: Secretary

Table of Contents

About the 2014 Annual Meeting	3
Voting Procedures	4
Other	4
Proposal 1: Election of Directors	5
Section 16(a) Beneficial Ownership Reporting Compliance	7
Securities Beneficially Owned by Management and Principal Shareholders	8
Corporate Governance	10
Compensation Discussion and Analysis	13
Compensation Committee Report	17
Named Executive Officer Compensation	18
Summary Compensation Table	18
Outstanding Equity Awards at 2013 Fiscal Year End	20
Option Exercises and Stock Vested in Fiscal 2013	20
Employment Agreements and Potential Payments upon Termination or Change-In-Control	21
Non-Employee Director Compensation	23
Relationships and Related Person Transactions	23
Report of the Audit Committee	26
Proposal 2: Ratification of the Appointment of Independent Registered Public Accounting Firm	27
Proposal 3: Advisory Vote on Compensation of Named Executive Officers	28
Proposal 4: Approval of the Annual Incentive Plan for the purpose of complying with Section 162(m) of the Internal Revenue Code	29
Proposal 5: Approval of an Amendment to the Heritage-Crystal Clean, Inc. Employee Stock Purchase Plan of 2008 to Increase the Number of Shares Available Under the Plan	32
Proposal 6: Approval of an amendment the Company's Amended and Restated Bylaws to provide an exclusive Delaware forum for certain litigation and other proceedings	34
Shareholder Proposals	35
Householding of Annual Meeting Materials	35
Availability of Certain Documents	35
Other Matters	35

HERITAGE-CRYSTAL CLEAN, INC.
2175 Point Boulevard, Suite 375
Elgin, Illinois  60123

PROXY STATEMENT FOR ANNUAL MEETING OF SHAREHOLDERS
TO BE HELD ON APRIL 30, 2014

About the 2014 Annual Meeting

This Proxy Statement is being furnished to the shareholders of Heritage-Crystal Clean, Inc. (the "Company") on or about April 4, 2014 in connection with the solicitation of proxies on behalf of the Board of Directors of the Company for use at the Annual Meeting of Shareholders (the "Annual Meeting") to be held on April 30, 2014 at the time and place and for the purposes set forth in the accompanying Notice of Annual Meeting, and at any adjournments or postponements of that meeting.  The Annual Report to Shareholders for fiscal 2013 accompanies this Proxy Statement.  If you did not receive a copy of the Annual Report, you may obtain one by writing to the Secretary of the Company.  This Proxy Statement and the Annual Report are also available on the Company's website at www.crystal-clean.com under "Investor Relations."

Voting Procedures

Voting Rights.  Only shareholders who owned common stock of the Company at the close of business on March 14, 2014 (the "record date") may attend and vote at the Annual Meeting or any adjournment or postponement of the Annual Meeting.  On the record date, 18,577,906 shares of common stock were outstanding.  Shareholders are entitled to one vote per share of common stock that they own as of the record date on each matter that may properly come before the Annual Meeting.

If your shares are registered directly in your name with our transfer agent, you are considered the shareholder of record with respect to those shares, and these proxy materials are being sent directly to you.  As the shareholder of record, you have the right to grant your voting proxy directly to us or to vote in person at the Annual Meeting.  If your shares are held in a stock brokerage account or by a bank or other nominee, you are considered the beneficial owner of shares held in “street name,” and these proxy materials are being forwarded to you by your broker, bank, or nominee who is considered the shareholder of record with respect to those shares.  As the beneficial owner, you have the right to direct your broker, bank, or nominee on how to vote and are also invited to attend the Annual Meeting.  However, since you are not the shareholder of record, you may not vote these shares in person at the Annual Meeting, unless you request, complete, and deliver a legal proxy from your broker, bank, or nominee.  Your broker, bank, or nominee has enclosed a voting instruction card for you to use in directing the broker, bank, or nominee regarding how to vote your shares.

Quorum.  The presence, in person or by properly executed proxy, of a majority of the outstanding common stock as of the record date is necessary to constitute a quorum at the Annual Meeting.  If a quorum is not present at the time the Annual Meeting is convened, the Company may adjourn or postpone the Annual Meeting.  Shares that are represented at the Annual Meeting but abstain from voting on any or all matters will be counted as shares present and entitled to vote in determining the presence of a quorum.  If a broker indicates on a proxy that it lacks discretionary authority as to certain shares to vote on particular matters, commonly referred to as “broker non-votes,” those shares will still be counted for purposes of determining the presence of a quorum at the meeting.  A broker non-vote occurs when a broker holding shares registered in street name is permitted to vote, in the broker's discretion, on routine matters without receiving instructions from the client, but is not permitted to vote without instructions on non-routine matters, and the broker returns a proxy card with no vote on the non-routine matter.  Under the rules and regulations of the primary trading markets applicable to most brokers, the ratification of the appointment of Grant Thornton LLP ("Grant Thornton") as our independent registered public accounting firm for fiscal 2014 is considered a routine matter on which a broker has the discretion to vote if instructions are not received from the client. All other items being considered at the Annual Meeting are considered non-routine matters. Because brokers do not have discretionary authority to vote on these proposals, broker non-votes will not be counted for purposes of determining the number of votes cast on these proposals and will not affect the outcome of these non-routine matters.

The inspector of election appointed for the Annual Meeting will determine the number of shares of our common stock present at the Annual Meeting, determine the validity of proxies and ballots, determine whether or not a quorum is present, and count all votes and ballots.

Required Vote.  Directors are elected by a plurality of all of the votes cast, in person or by proxy.  A “plurality” means that the individuals who receive the largest number of votes are elected as directors up to the maximum number of directors to be elected at the meeting.  Abstentions and broker non-votes have no effect on the election of directors, except to the extent that the failure to vote for a director nominee results in another nominee receiving a larger number of votes.
The proposal regarding the Annual Incentive Plan will be approved by our stockholders if the number of votes cast in favor of the Annual Incentive Plan exceeds the number of votes cast against the Annual Incentive Plan at the Annual Meeting. The remaining proposals will be approved if holders of a majority of the shares present in person or represented by proxy at the Annual Meeting and entitled to vote on the proposal are voted in favor of the proposal.  Abstentions are included in the determination of shares present for quorum purposes. For all of the proposals other than the proposal regarding the Annual Incentive Plan, abstentions will have the effect of a no vote. For the proposal regarding the Annual Incentive Plan, because abstentions are not included as votes "cast", abstentions will have no effect.

All common stock represented at the Annual Meeting by properly executed proxies received prior to or at the Annual Meeting and not properly revoked will be voted at the Annual Meeting in accordance with the instructions indicated in such proxies.  If no instructions are indicated, such proxies will be voted FOR all proposals listed in the Notice of Annual Meeting attached to this Proxy Statement. The Board of Directors of the Company does not know of any matters, other than the matters described in the Notice of Annual Meeting attached to this Proxy Statement that will come before the Annual Meeting.

Any proxy given by a holder of record pursuant to this solicitation may be revoked by the person giving it at any time before it is voted.  Such proxies may be revoked by:

•	filing with the Secretary of the Company, at or before the Annual Meeting, a written notice of revocation bearing a date later than the date of the proxy;

•	duly executing and dating a subsequent proxy relating to the common stock and delivering it to the Secretary of the Company at or before the Annual Meeting; or

•	attending the Annual Meeting and voting in person (although attendance at the Annual Meeting will not in and of itself constitute a revocation of proxy).

Any written notice revoking a proxy should be sent to: Heritage-Crystal Clean, Inc., 2175 Point Boulevard, Suite 375, Elgin, Illinois  60123, Attention: Secretary.  If you hold your shares in “street name,” you must follow the directions provided by your broker, bank, or nominee to revoke your proxy.

Other

The proxies are solicited by the Board of Directors of the Company.  In addition to the use of the mail, proxies may be solicited personally, over the Internet, or by telephone or facsimile transmission, by directors, officers, or employees of the Company or persons employed by the Company for the purpose of soliciting proxies.  It is contemplated that brokerage houses, custodians, nominees, and fiduciaries will be requested to forward the soliciting material to the beneficial owners of common stock held of record by such persons and will be reimbursed for expenses incurred therewith.  The cost of solicitation of proxies will be borne by the Company.

The date of this Proxy Statement is April 4, 2014.
_____________________

PROPOSAL 1:

ELECTION OF DIRECTORS

At the Annual Meeting, our shareholders will vote on the nomination of three directors to be elected as Class III Board Members for three-year terms expiring at the 2017 Annual Meeting.  The Board is divided into three classes, denominated as Class I, Class II, and Class III.  Members of each class hold office for staggered three-year terms.  The terms of the current Class III Board Members expire on the date of the 2014 Annual Meeting.  It is the intention of the persons named in the accompanying form of proxy to nominate as directors and, unless otherwise specified in a proxy by a shareholder, to vote such proxy for the election of the persons named below as nominees.  In the event any of the nominees should become unable or unwilling to serve as a director, proxies may be voted for another nominee recommended by the Board.

Directors are elected by a plurality of all of the votes cast, in person or by proxy.  This means that the three nominees receiving the highest number of votes at the Annual Meeting will be elected, even if these votes do not constitute a majority of the votes cast.

Nominees for Election at the 2014 Annual Meeting.

The following table sets forth certain information with respect to the three director nominees, each of whom is currently a Class III Board Member.

Name	Age	Principal Occupation and Other Information
Bruce Bruckmann	60
Mr. Bruckmann has served as a director on our Board since 2004. Mr. Bruckmann has been a Managing Director of Bruckmann, Rosser, Sherrill & Co., Inc., a private equity investment firm, since January 1995. From March 1994 to January 1995, Mr. Bruckmann served as Managing Director of Citicorp Venture Capital, Ltd. and as an executive officer of 399 Venture Partners, Inc. (formerly Citicorp Investments, Inc.). From 1983 until March 1994, Mr. Bruckmann served as Vice President of Citicorp Venture Capital, Ltd. Mr. Bruckmann is also a director of Town Sports International, Inc. a fitness club operator, MWI Veterinary Products, Inc., a distributor of companion and food animal veterinary products, Mohawk Industries, Ind., a floor covering manufacturer and H and E Equipment Services, Inc., a renter and distributor of industrial and construction equipment. Mr. Bruckmann also serves as a director for two private companies.

The Board has concluded that Mr. Bruckmann should be a director of the Company because of his extensive experience in investing in and advising public and private companies, as well as the fact that his stock ownership in the Company aligns his interests with those of our shareholders. His broad exposure to financing and funding issues also benefits the Company.

Carmine Falcone	67
Mr. Falcone has served as a director on our Board since March 2008. Mr. Falcone served in various operating and executive positions with Shell Group from 1968 through 2004, including roles as Executive Vice President, Oil Products, Shell Canada, as Director -- Strategic Planning for Global Oil Products, Shell International, and from 1999 to 2004 as Vice President Manufacturing and Supply, Shell Oil Products USA. Mr. Falcone is currently Chairman of the Board of Hightowers Petroleum of Cincinnati (Fuels Distribution) and Chairman of the Board of The Plaza Group of Houston (Chemicals Marketing). Mr. Falcone also serves as a Board member of Northwest Upgrading of Calgary (Oil Sands Project). Mr. Falcone holds a Chemical Engineering degree with honors from McGill University.

The Board has concluded that Mr. Falcone should be a director of the Company because of his demonstrated skills in engineering and management with one of the world's largest and most preeminent diversified oil companies.  Mr. Falcone's expertise is also helpful to the Company in evaluating growth opportunities.

Robert W. Willmschen, Jr.	66
Mr. Willmschen has served as a director on our Board since March 2008. Mr. Willmschen served as Chief Financial Officer of Safety-Kleen from 1981 to 1997 and as Controller of Safety-Kleen from 1979 to 1981. He was Executive Vice President, Finance of ABC Rail Products Corporation for approximately one year in 1998. Since 1999, Mr. Willmschen has been engaged in managing his private investments. Mr. Willmschen also has nine years experience in public accounting, including Audit Manager with Arthur Andersen LLP.

The Board has concluded that Mr. Willmschen should be a director of the Company because of his demonstrated financial experience in the Company's industry area.  His CPA and public accounting experience is also beneficial to the Company and he is the designated financial expert for the Board.

The Board recommends a vote FOR approval of the director nominees.
______________________

The following tables set forth information with respect to our directors who are not up for election at the 2014 Annual Meeting.

Class I Directors - Terms Expire in 2015.

Name	Age	Principal Occupation and Other Information

Joseph Chalhoub	68
Mr. Chalhoub, founder of Heritage-Crystal Clean, LLC, has served as our President, Chief Executive Officer, and director since the formation of the Company in 1999. He started his career with Shell Canada as a process engineer, and he then worked for several years at SNC, an engineering firm. In 1977 he founded Breslube Enterprises and built this into the largest used oil re-refiner in North America before selling a controlling interest to Safety-Kleen in 1987. Mr. Chalhoub then served as an executive of Safety-Kleen from 1987 to 1998, and he was President of Safety-Kleen from 1997 to 1998. Mr. Chalhoub holds a Chemical Engineering degree with high distinction from École Polytechnique, Montréal.

The Board has concluded that Mr. Chalhoub should be a director of the Company because he is the President and Chief Executive Officer. In addition, his significant stock ownership in the Company aligns his interests with those of other shareholders. The Company and the Board benefit from his prior experience and knowledge gained as a senior executive of both the Company and Safety-Kleen.

Fred Fehsenfeld, Jr.	63
Mr. Fehsenfeld has served as a director on our Board since 1999. Mr. Fehsenfeld has served as Chairman of the Board of Directors of Calumet Specialty Products Partners, L.P. (“Calumet Partners”) since 2006. Mr. Fehsenfeld has served as the Vice Chairman of the Board of the predecessor to Calumet Partners since 1990. Mr. Fehsenfeld has worked for the Heritage Group in various capacities since 1977 and has served as its Managing Trustee since 1980. Mr. Fehsenfeld received his B.S. in Mechanical Engineering from Duke University and his M.S. in Management from the Massachusetts Institute of Technology Sloan School.

The Board has concluded that Mr. Fehsenfeld should be a director and Chairman of the Company's Board because of his significant executive experience referred to above, as well as the fact that his significant stock ownership in the Company aligns his interests with those of other shareholders.  Mr. Fehsenfeld's engineering and management training and senior leadership roles in other companies also benefit the Company.

Class II Directors - Terms Expire in 2016.

Name	Age	Principal Occupation and Other Information

Brian Recatto	49
Mr. Recatto has served as a director on our Board since July 25, 2012. Mr. Recatto currently serves as President U.S. Operations for Gibson Energy Inc., one of the largest independent midstream energy companies in Canada and a major participant in the crude oil transportation business in the U.S. Gibson purchased OMNI Energy Services, where Mr. Recatto had served since 2007 in various operating and executive positions, in October 2012. In his tenure at OMNI, Mr. Recatto provided in part: environmental and fluid handling services, from 2007, including roles as Vice President and Chief Operating Officer from 2007 to 2008; and as President and Chief Executive Officer since 2008. Mr. Recatto served as President of Charles Holston, Inc., a waste management and environmental cleaning company, from 2004 to 2007. Mr. Recatto has served in various operating and executive positions with Philip Services Corporation, an environmental and industrial services company, from 1997 to 2004, including roles as General Manager of Gulf Coast Waste Operations from 1997 to 1999, Senior Vice President, By-Products Services Group from 1999 to 2002 and President, Industrial Services Division from 2002 to 2004. Mr. Recatto also served as President of Meklo, Inc., an industrial waste management company from 1991 to 1997; Founder of Emras, Inc., an environmental consulting firm from 1990 to 1991; and Director of Sales and Marketing for Marine Shale Processors, Inc., a hazardous waste disposal facility from 1987 to 1990. Mr. Recatto holds a Bachelor of Science in Finance degree from Louisiana State University.

		The Board has concluded that Mr. Recatto should be a director of the Company because of his significant executive experience in environmental waste handling services with a variety of companies.

Charles E. Schalliol	66
Mr. Schalliol has served as a director on our Board since March 2008. Mr. Schalliol served as the Director, Office of Management and Budget, State of Indiana, from 2004 to 2007. Mr. Schalliol served as the President and CEO of BioCrossroads, Indiana's life science initiative, from 2003 to 2004. Mr. Schalliol served in various executive positions, including strategic planning and investment banking, with Eli Lilly & Company from 1978 to 2003. Mr. Schalliol has served as Chairman of the Board of Directors of First Merchant's Corporation since 2007 and as a director since 2004. Mr. Schalliol is also a director of four venture capital funds and several other for profit and not for profit organizations. Mr. Schalliol holds a business degree with high distinction from Indiana University and a law degree from Yale University.

The Board has concluded that Mr. Schalliol should be a director of the Company because of his financial and executive experience with the above entities and other Board experience.  His legal experience also benefits the Company.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 requires the Company's executive officers, directors, and persons who own more than ten percent of the Company's common stock to file initial reports of ownership and changes in ownership with the SEC. Based on a review of the copies of such forms furnished to the Company and written representations from the Company's executive officers and directors, to the knowledge of the Company, all Section 16(a) filing requirements applicable to its officers, directors, and greater than ten percent beneficial owners were complied with during fiscal 2013, except for the following: Mr. Hillstrom reported on September 16, 2013 that he purchased stock on March 17, 2008 and sold stock on December 9, 2011 and December 16, 2011. Mr. Falcone reported on August 6, 2013 that he sold stock on March 1, 2012 and March 2, 2012.

 SECURITIES BENEFICIALLY OWNED BY MANAGEMENT AND PRINCIPAL SHAREHOLDERS

The following table sets forth information regarding the beneficial ownership of our common stock as of March 14, 2014 for:

•	each director and named executive officer;

•	each person or entity who is known by us to own beneficially more than 5% of our common stock; and

•	all of our executive officers and directors as a group.

The number of shares beneficially owned by each shareholder is determined under rules promulgated by the SEC.  The information is not necessarily indicative of beneficial ownership for any other purpose.  Under these rules, beneficial ownership includes any shares as to which the individual or entity has sole or shared voting or investment power and any shares as to which the individual or entity has the right to acquire beneficial ownership within 60 days after March 14, 2014 through the exercise of any stock option, warrant, or other right.  The inclusion in the following table of those shares, however, does not constitute an admission that the named shareholder is a direct or indirect beneficial owner.  Unless otherwise indicated below, to our knowledge, all persons listed below have sole voting and investment power with respect to their shares of common stock, except to the extent authority is shared by spouses under applicable law.  Unless otherwise indicated below, the address of each director and named executive officer listed below is Heritage-Crystal Clean, Inc., 2175 Point Boulevard, Suite 375, Elgin, Illinois  60123.

Name	Number of Shares Beneficially Owned (1)	Percentage of Outstanding Common Stock
Non-employee Directors:
Fred Fehsenfeld, Jr. (2)	1,022,086	5.5%
Bruce Bruckmann	100,366	*
Carmine Falcone	7,410	*
Brian Recatto	4,419	*
Charles Schalliol	30,801	*
Robert Willmschen, Jr.	28,410	*

Beneficial Owners owning more than 5% of common stock (other than directors and named executive officers):
The Heritage Group (2)(3)	4,795,444	25.8%
Fehsenfeld Family Trusts (2)(4)	1,440,959	7.8%
Janus Capital Management LLC (5)	1,408,566	7.6%
Kinderhook Partners LLC (6)	1,191,704	6.4%
Royce & Associates (7)	994,548	5.4%

Named Executive Officers:
Joseph Chalhoub (8)	1,533,861	8.3%
Gregory Ray (9)	294,915	1.6%
John Lucks	112,761	*
Mark DeVita	12,192	*
Ellie Bruce	15,219	*
Tom Hillstrom	20,084	*

All directors and executive officers as a group (12 persons)	3,182,524	17.1%
____________

* Less than 1%

(1)
Includes the following options to purchase shares of Common Stock exercisable within sixty days of March 14, 2014: Mr. Chalhoub: 266,027 shares; Mr. Ray: 139,095 shares; Mr. Lucks: 82,164 shares; Mr. DeVita: 1,199 shares; Ms. Bruce: 2,252 shares.

(2)
Based on a Schedule 13G/A filed with the SEC on January 29, 2014. Includes 10,000 shares held by Mr. Fehsenfeld's family members (specifically, his spouse and two children). Mr. Fehsenfeld disclaims beneficial ownership of the shares of common stock owned by these family members except to the extent of his pecuniary interest therein. In addition, Mr. Fehsenfeld serves as one of six trustees who together are empowered to act on behalf of The Heritage Group. Mr. Fehsenfeld disclaims beneficial ownership of the shares of Common Stock owned by The Heritage Group listed in the table above except to the extent of his pecuniary interest therein, and none of the shares held by The Heritage Group are included in the shares listed in the table above as being beneficially owned by Mr. Fehsenfeld. In addition, the above amount does not include the 1,440,959 shares of Common Stock purchased by the Fehsenfeld Family Trusts, for which Mr. Fehsenfeld is one of six co-trustees, as discussed further in footnote (4) below. The address of this shareholder is 5400 West 86th Street, Indianapolis, Indiana 46268

(3)
Based on a Schedule 13G/A filed with the SEC on February 12, 2013. The Heritage Group is a general partnership formed under the laws of the State of Indiana. As discussed below in footnote (4), the Fehsenfeld Family Trusts own all of the outstanding general partner interests in The Heritage Group. None of the shares held by the Fehsenfeld Family Trusts are included in the shares listed above as being beneficially owned by The Heritage Group or by Fred Fehsenfeld. We have been advised that six trustees, acting on behalf of each of these trusts, have the duty and have been empowered to carry out the purposes of the general partnership pursuant to the Articles of Partnership. The six trustees are Fred M. Fehsenfeld, Jr., James C. Fehsenfeld, Nicholas J. Rutigliano, William S. Fehsenfeld, Amy M. Schumacher, and Jeffrey A. Laborsky. The address of The Heritage Group is 5400 West 86th Street, Indianapolis, Indiana 46268.

(4)
Based on a Schedule 13G/A filed with the SEC on February 12, 2013. The Fehsenfeld Family Trusts consist of 30 trusts that collectively own all of the outstanding general partner interests in The Heritage Group. We have been advised that six trustees, acting on behalf of each of these trusts, have the fiduciary duty to carry out the purposes of each separate trust, in accordance with the applicable trust agreements and the trust laws of the State of Indiana. The six trustees are Fred M. Fehsenfeld, Jr., James C. Fehsenfeld, Nicholas J. Rutigliano, William S. Fehsenfeld, Amy M. Schumacher, and Jeffrey A. Laborsky. None of the shares held by Fred Fehsenfeld or The Heritage Group are included in the shares listed above as being beneficially owned by the Fehsenfeld Family Trusts. Mr. Fehsenfeld disclaims beneficial ownership of the shares of Common Stock owned by the Fehsenfeld Family Trusts except to the extent of his pecuniary interest therein. The address of each of the Fehsenfeld Family Trusts is 5400 West 86th Street, Indianapolis, Indiana 46268.

(5)	Based on Schedule 13G/A filed with the SEC on February 14, 2014. The address of this shareholder is 151 Detroit St., Denver, CO 80206-4805.

(6)	Based on Schedule 13G/A filed with the SEC on February 14, 2014. The address of this shareholder is One Executive Drive, Suite 160, Fort Lee, NJ 07024.

(7)	Based on Schedule 13G/A filed with the SEC on January 10, 2014. The address of this shareholder is 745 Fifth Avenue, New York, NY 10151.

(8)
Joseph Chalhoub has voting control over the shares held by the entity named J. Chalhoub Holdings, Ltd. and Breslube Industries Ltd., but disclaims beneficial ownership, other than to the extent of his pecuniary interest therein.

(9)	Includes shares held in trust for which Mr. Ray has voting control.

CORPORATE GOVERNANCE

General

Our business and affairs are managed under the direction of our Board of Directors.  Our bylaws specify that the Board shall initially consist of seven directors, with such number thereafter to be determined from time to time by the Board.  We currently have seven directors.  Our Board of Directors has an audit committee, a compensation committee, and a nominating and governance committee (the “nominating committee”).  Fred Fehsenfeld, Jr. serves as the Chair of our Board.

Director Independence

Our Board of Directors is comprised of a majority of independent directors.  In general, the Board of Directors determines whether a director is independent by following the listing standards of the Nasdaq Global Select Market (the “Nasdaq listing standards”), the SEC, and, with respect to members of the Compensation Committee, the definition of "outside director" within the meaning of Section 162(m) of the Internal Revenue Code, in addition to other factors it may deem relevant.  The Board of Directors has determined that each of the following directors is independent: Bruce Bruckmann, Carmine Falcone, Brian Recatto, Charles E. Schalliol, and Robert W. Willmschen, Jr.

Board Meetings

The Board of Directors met five times during fiscal 2013.  Each director attended all Board and applicable committee meetings held during fiscal 2013.

The Audit Committee

The audit committee met four times in fiscal 2013.  The audit committee has functions that include appointing, terminating, evaluating, and setting the compensation of our independent registered public accounting firm; meeting with the independent registered public accounting firm to review the scope, accuracy, and results of the audit; making inquiries as to the adequacy of our accounting, financial, and operating controls; and reviewing all material related party transactions.  Mr. Willmschen is the Chair, and Messrs. Falcone and Schalliol are the other members of the audit committee.  The Board of Directors has determined that Messrs. Willmschen, Falcone, and Schalliol are independent in accordance with Nasdaq listing standards and the rules and regulations of the SEC.  In addition, the Board of Directors has also determined that Mr. Willmschen is an "audit committee financial expert" in accordance with the standards established by the SEC.  The audit committee charter is available both on our website and in print.  See "Availability of Certain Documents."

The Compensation Committee

The compensation committee met one time during fiscal 2013.  Mr. Schalliol is the Chair, and Messrs. Falcone and Bruckmann are the other members of the compensation committee.  All members of the compensation committee are independent in accordance with Nasdaq listing standards.

The compensation committee's responsibilities include, among other duties, the responsibility to:

•
review and approve corporate goals and objectives relevant to the compensation of executive officers, evaluate the performance of executive officers in light of those goals and objectives, and recommend the compensation level of executive officers based on this evaluation.  The compensation and performance of the Chief Executive Officer is also then reviewed with and subject to approval by the Board;

•administer incentive compensation plans and equity-based plans established or maintained by the Company from time to time, including the 2008 Omnibus Incentive Plan;

•review succession plans concerning positions held by corporate officers; and

•recommend to the Board the compensation for Board members; and

•
retain and terminate (or obtain the advice of) any adviser to assist it in the performance of its duties, in its sole discretion, but only after taking into consideration factors relevant to the adviser's independence from management as specified under Nasdaq listing standards. The compensation committee shall be directly responsible for the appointment, compensation, and oversight of the work of any adviser retained by the Committee, and shall have sole authority to approve the adviser's fees and other terms and conditions of the adviser's retention.

The compensation committee charter is available both on our website and in print.  See "Availability of Certain Documents."

A description of the Company's processes and procedures for the consideration and determination of executive compensation is included in the section entitled "Compensation Discussion and Analysis" below.

The Nominating Committee

The nominating committee met two times during fiscal 2013.  Mr. Falcone is the Chair, and Messrs. Recatto and Schalliol are the other members of the nominating committee.  All the members of the nominating committee are independent in accordance with Nasdaq listing standards.  The role of the nominating committee is to develop and recommend to our Board criteria for Board and committee membership, review the qualifications of candidates for director, nominate candidates for election to our Board, oversee our corporate governance policies and practices, develop and recommend to our Board corporate governance guidelines, and oversee a review of the performance of our Board and its committees at least annually.  The nominating committee charter is available both on our website and in print.  See "Availability of Certain Documents."

Annual Meeting Attendance Policy

We expect all Board members to attend the annual meeting of shareholders, but from time to time other commitments may prevent all directors from attending each meeting.  All of our directors attended our annual meeting of shareholders in fiscal 2013.

Compensation Committee Interlocks and Insider Participation

During fiscal 2013, no executive officer of the Company served on the Board of Directors or compensation committee of any other company with respect to which any member of the compensation committee was engaged as an executive officer.  No member of the compensation committee was an officer or employee of the Company during fiscal 2013, and no member of the compensation committee was formerly an officer of the Company.

Director Nominations

The nominating committee is responsible for screening potential director candidates and recommending qualified candidates to the Board for nomination.  The nominating committee considers recommendations of potential candidates from current directors, management, and shareholders.  Shareholders' nominations for directors must be made in writing and include the nominee's written consent to the nomination and sufficient background information on the candidate to enable the nominating committee to assess his or her qualifications.

For consideration at the 2015 Annual Meeting, director nominations must be delivered to the Secretary of the Company no later than the close of business on February 18, 2015, but no earlier than the close of business on January 19, 2015.

Article II, Section 9 of our bylaws sets forth the process for submitting director nominations.  Notice of nomination must include: (i) with respect to each proposed nominee, all information relating to such person that is required to be disclosed in solicitations of proxies for election of directors, or is otherwise required, in each case pursuant to Regulation 14A under the Securities Exchange Act of 1934, as amended (including such person's written consent to being named in the Proxy Statement as a nominee and to serving as a director if elected); (ii) the name and address of the shareholder who intends to make the nomination (including the beneficial owner, if any, on whose behalf the proposal is made) as they appear on the Company's books, (iii) the number of shares of common stock owned beneficially and of record by such shareholder submitting the nomination (including those owned by the beneficial owner, if any, on whose behalf the proposal is made) as of the date such notice is given, (iv) a representation that such shareholder intends to appear in person or by proxy at the meeting to propose such business; and (v) if the shareholder intends to solicit proxies in support of such shareholder's proposal, a representation to that effect.

Although neither the nominating committee nor the Board has a diversity policy, the Board is committed to a diversified membership in terms of both the individuals involved and their various experiences and areas of expertise.  The nominating committee has not established specific minimum age, education, years of business experience, or specific types of skills for potential director candidates but, in general, expects qualified candidates will have ample experience and a proven record of business success and leadership.  Nominees for director shall be selected on the basis of experience, integrity, ability to make independent analytical inquiries, understanding of the Company's business environment, and willingness to devote adequate time to Board duties.  Board members are expected to diligently prepare for, attend, and participate in all Board and applicable committee meetings.  Each

Board member is expected to ensure that other existing and planned future commitments do not materially interfere with the member's service as a director.  The Board applies these criteria in evaluating candidates nominated by stockholders as well as in evaluating those recommended by other sources.  The committee also considers whether candidates would be “independent” for purposes of the Nasdaq listing standards and SEC rules and regulations.  These general criteria are reviewed annually by the nominating committee and the Board to ensure they remain pertinent and robust.

As provided in its charter, the nominating committee follows procedures which the committee deems reasonable and appropriate in the identification of candidates for election to the Board and in evaluating the background and qualifications of those candidates.  Those processes can include consideration of nominees suggested by an outside search firm, incumbent Board members, and shareholders.

We have not received any shareholder recommendations of director candidates with regard to the election of directors covered by this Proxy Statement.

Communications with the Board

Shareholders and other interested parties may communicate with one or more members of the Board or the non-management directors as a group in writing by regular mail to either the Board of Directors, an individual director or directors, or Chair of the nominating committee with respect to the non-management directors c/o Corporate Secretary, 2175 Point Boulevard, Suite 375, Elgin, Illinois 60123.

The Board has instructed the Corporate Secretary to review all communications so received and to exercise his discretion not to forward to the Board correspondences that are inappropriate such as business solicitations, frivolous communications and advertising, routine business matters (i.e. business inquiries, complaints, or suggestions), and personal grievances.  However, any director may at any time request the Corporate Secretary to forward any and all communications received by the Corporate Secretary but not forwarded to the directors.

With oversight from the Audit Committee, we have established procedures to receive, retain, and address employee complaints submitted to Heritage-Crystal Clean, Inc. regarding accounting, internal accounting controls, or auditing matters (collectively, “Accounting Matters”) and the confidential, anonymous submission by employees of concerns regarding Accounting Matters.  The Policy on Complaint Procedures for Accounting and Audit Matters is available on our website at www.crystal-clean.com under "Investor Relations" and "Corporate Governance."  See "Availability of Certain Documents."

Code of Business Conduct and Ethics

We adopted a Code of Business Conduct and Ethics that applies to all executive officers, directors, and employees.  The Code of Business Conduct and Ethics defines each individual's obligations when representing the Company.  Our Code of Business Conduct and Ethics is available both on the Company's website and in print upon request.  See "Availability of Certain Documents."

Board Leadership Structure and Risk Oversight

We separate the roles of Chief Executive Officer and Chairman of the Board of Directors in recognition of the differences between the two roles.  The Chief Executive Officer is responsible for setting the strategic direction for the Company and the day to day leadership and performance of the Company, while the Chairman of the Board of Directors provides guidance to the Chief Executive Officer and sets the agenda for Board meetings and presides over meetings of the full Board.  We also believe that separation of the positions reinforces the independence of the Board of Directors in its oversight of the business and affairs of the Company and creates an environment that is more conducive to objective evaluation and oversight of management's performance, increasing management accountability, and improving the ability of the Board of Directors to monitor whether management's actions are in the best interests of the Company and its shareholders.  We do not have a lead independent director.

We have established a risk management committee composed of four to five members of senior management.  The goal of the risk management committee is to continually evaluate the risks of the business, including operational, financial, legal and regulatory, and strategic and reputational risks, in order to ensure potential exposure is addressed in a timely manner.  The committee meets three to four times per year and provides regular updates to the Audit Committee on areas of material risk to the Company.  The Audit Committee receives reports from the risk management committee to enable it to understand our risk identification, risk management, and risk mitigation strategies.  The Audit Committee may periodically ask our executives to discuss the most likely sources of material future risks and how we are addressing any significant potential vulnerability. At times, another committee may receive updated reports concerning risks to the Company.

Our compensation committee is responsible for overseeing the management of risks relating to our executive compensation plans and arrangements.  We have reviewed our compensation policies and practices for our employees, and we do not believe such policies and practices encourage individuals to take unreasonable risks, and we have determined that any risks arising from the compensation programs are not reasonably likely to have a material adverse effect on the Company.

Our nominating committee manages risks associated with the independence of the Board of Directors.

While each committee is responsible for evaluating certain risks and overseeing the management of such risks, at their discretion they may inform the entire Board of Directors of significant risks through committee reports.  This enables the Board and its committees to coordinate the risk oversight role, particularly with respect to risk interrelationships.

In addition to our formal compliance program, the Board of Directors encourages management to promote a corporate culture that understands risk management and incorporates it into the overall corporate strategy and day-to-day business operations.  Our risk management structure also includes an ongoing effort to assess and analyze the most likely areas of future risk for the Company.

Stock Ownership or Anti-Hedging Policy

We do not have any equity or other security ownership guidelines or any anti-hedging policy. Each of our executive officers owns equity in our Company.

COMPENSATION DISCUSSION AND ANALYSIS

Executive Compensation Objective

The objective of our executive compensation program is to attract and retain the best suited individuals with the knowledge and capability to run our business to achieve the performance expectations set by our shareholders.  Our philosophy is to keep the executive officer compensation program well-defined and easily understood and to link each executive's compensation to the success of the business, with a focus on continuous growth and development of sustainable shareholder value.  Our compensation committee determines the amount of each element of compensation, as well as the overall mix of compensation elements, based on our objective of recruiting and retaining valuable employees and remaining competitive within our industry.  Our compensation committee makes compensation determinations in accordance with information that its members have gathered in their many years of industry experience supplemented with the engagement from time to time of outside consultants.

Named Executive Officers

In this Compensation Discussion and Analysis, we discuss the compensation packages and fiscal 2013 compensation of Joseph Chalhoub, our Founder, President, and Chief Executive Officer ("CEO"); Gregory Ray, our Chief Operating Officer and Secretary; John Lucks, our Senior Vice President of Sales and Marketing; Mark DeVita, our Chief Financial Officer; and Ellie Bruce, our Vice President of Sales and Vice President of Oil. These officers constituted our “named executive officers” for fiscal 2013. Further details relating to the compensation paid to our named executive officers in fiscal 2013 and their employment arrangements with the Company can be found in the “Summary Compensation Table” and the supplemental tables that follow it.

Compensation Committee

The compensation committee determines and approves the compensation of our executive officers.  The compensation committee is appointed by the Board, in part, to oversee the programs under which performance is evaluated and compensation is paid or awarded to our executive officers.

The agenda for each meeting of the compensation committee is determined by its Chair. The compensation committee had one meeting in fiscal 2013. Informal discussions between Mr. Chalhoub and Mr. Schalliol also occurred during the year concluding that no further meetings of the committee were necessary in 2013. Mr. Chalhoub, our Founder, President, and CEO, participated in the compensation committee meeting, other than when his compensation was discussed, to provide an assessment of the performance of each named executive officer and to provide recommendations of compensation. Once the compensation committee determined Mr. Chalhoub's compensation for fiscal 2013, Mr. Chalhoub had the opportunity to discuss his compensation with the compensation committee.

Our compensation committee annually reviews the compensation of each of our executive officers and makes recommendations to our Board of Directors for approval.  The compensation committee did not engage any consultant in determining 2013 compensation. To establish compensation for each named executive officer, the members of the compensation committee used their collective knowledge and experience, together with the experience of other Board members and our CEO, regarding the compensation standards in the industry in which the Company operates.

In 2012, the compensation committee engaged Towers Watson and Buck Consultants to conduct an extensive analysis of the executive compensation.  The compensation consultant compared the compensation against two sets of peer groups.  The first group was an industry peer group representing companies in the environmental and facilities services industry.  The companies selected were of similar size and scope as us while also reflecting the growth aspirations in our business plan.  The industry peer group was a small group as there are a limited number of direct competitors of similar size.  Consequently, the consultant created a second peer group.  The second peer group consisted of similarly sized companies with business models of selling or renting and servicing equipment on a regular basis as well as being in the market for executives with similar talents and skills geared to high-growth companies.

The first peer group consisted of the following companies:

Casella Waste Systems Inc.     CECO Environmental Corp.    Perma-fix Environmental Services
US Ecology, Inc.

The second peer group consisted of the following companies:

3D Systems Corp	Exterran Partners, L.P.	Mitcham Industries Inc.	Symyx Technologies Inc.
Armtech Systems Inc.	Fortress International Group, Inc.	Natural Gas Services Group	T-3 Energy Services, Inc.
Atwood Oceanics	Industrial Services Amer Inc.	Omni Energy Services Corp.	Tesco Corp.
Drill-Quip Inc.	LMI Aerospace Inc.	Standard Parking Corp.

The compensation committee did not use any benchmarks or metrics from the fiscal 2012 information with respect to these peer groups when determining the fiscal 2013 compensation of the Company's executive officers. Rather the 2012 peer group information was reviewed to confirm that the compensation for the executive officers of the Company was not significantly out of line with the information obtained in 2012.

Components of Executive Compensation

Our executive officer compensation program has the following components:

Base Pay

Base pay is intended to provide our executives with recurring compensation that reflects our size as well as the employment market for our executive officers.  Each executive's individual experience, responsibilities, and performance are also taken into consideration.  Base salary also takes total compensation into consideration to ensure that our philosophy regarding overall compensation is maintained.  The base pay component of compensation is reviewed annually by the compensation committee.  The compensation committee generally bases salary increases on the growth and performance of the Company, individual job performance, and the Company's objectives described above under “Compensation Discussion and Analysis - Executive Compensation Objective.”  The allocation of total compensation between base salary and other components of compensation is determined by the compensation committee in accordance with information that the members have gathered in their many years of industry experience and based upon the compensation committee's assessment of what form of compensation will more effectively motivate the performance of each named executive officer to generate growth of the Company.  In fiscal 2013, after taking into account the total compensation package of each executive officer, the compensation committee increased the base salary of the named executive officers. In addition, Mr. Chalhoub provided an assessment of the performance of each named executive officer and provided recommendations of compensation.

Non-Equity Incentive Plan Compensation

In connection with our initial public offering in fiscal 2008, we adopted the Heritage-Crystal Clean, Inc. Performance-Based Annual Incentive Plan, which we refer to as the Annual Incentive Plan.  The Annual Incentive Plan is administered by the compensation committee.  Under the Annual Incentive Plan, the compensation committee has the authority to grant annual incentive awards to our executive officers or other key employees.  Each annual incentive award will be paid out of an incentive pool established for a performance period.  Typically, the performance period is our fiscal year.  The compensation committee will establish a target bonus amount to each designated participant for each performance period as a percentage of his or her base pay.  Each participant's incentive award is determined by the compensation committee based on a percentage of the participant's base salary and attainment of specified performance measures subject to adjustment in the sole discretion of the compensation committee.  In no event may the target as a percentage of base pay for a participant who is a covered employee for purposes of Section 162(m) of the Code be increased in any way after it has been allocated, but such portion may be decreased by the compensation committee.

In fiscal 2013, the compensation committee set target cash bonuses as a percentage of each executive officer's base pay. The compensation committee determined that bonuses under the 2013 Annual Incentive Plan should be based upon net income of the Company.

	Threshold	Target	Maximum
Net Income	$2.3 million	$3.4 million	$6.1 million
Award Payout (Percentage of Target)	—%	100%	150%

In fiscal 2013, the compensation committee allocated Annual Incentive Plan bonuses based upon the following target percentages of base pay to the named executive officers: 58% to Joseph Chalhoub, 48% to Gregory Ray, 48% to John Lucks, 35% to Mark DeVita, and 43% to Ellie Bruce. The target percentages of base pay were similar to those in fiscal 2012, except that some officers' percentages were decreased slightly in order to allow for additional participants in the Annual Incentive Plan.

A bonus pool of up to $50,000 was allocated for discretionary bonuses to officers of the Company, including named executive officers, based upon the recommendations of Mr. Chalhoub. No named executive officers received a discretionary bonus for fiscal 2013 performance.

In fiscal 2013, net income was $4.5 million, and the annual incentive bonus was awarded at 122.5% of target.

The following table sets forth the allocations and amounts paid out as a cash bonus under the Annual Incentive Plan to the named executive officers in fiscal 2012 and fiscal 2013:

	Fiscal 2012 Non-discretionary Percentage of Employee's Base Pay	Fiscal 2013 Non-discretionary Percentage of Employee's Base Pay	Fiscal 2013 Annual Incentive Bonus
			Threshold	Target	Maximum	Actual
Joseph Chalhoub	60%	58%	—	$254,668	$382,002	$311,968
Gregory Ray	50%	48%	—	$122,313	$183,470	$149,833
John Lucks	50%	48%	—	$141,883	$212,825	$173,806
Mark DeVita	35%	35%	—	$72,100	$108,150	$88,323
Ellie Bruce	45%	43%	—	$96,305	$144,458	$117,974

In February 2014, the compensation committee established incentive targets for fiscal 2014. The compensation committee determined that the aggregate amount of 2014 cash bonuses would be based upon certain net income performance goals. In addition, a bonus pool of up to $50,000 was allocated for discretionary bonuses to officers of the Company, including named executive officers. The compensation committee allocated 2014 Annual Incentive Plan bonuses based upon the same target percentages of base salary to the named executive officers as from the 2013 Annual Incentive Plan. The 2014 Annual Incentive Plan bonuses were allocated under the new Heritage-Crystal Clean, Inc. Performance-Based Annual Incentive Plan, subject to shareholder approval at the 2014 Annual Meeting. For more information, refer to Proposal 4.

Long-Term Equity Compensation

We are committed to long-term incentive programs for our executives that promote our long-term growth and encourage employee retention and stock ownership.  As co-owners of our business, we believe that each of our executive officers has a significant financial interest in the long-term success of our company.  We have encouraged employees to purchase equity interests in our Company, and we determine the amount of long-term equity compensation to be offered to the employee based upon job responsibilities, years of service, and employee reviews.  We believe that our executive officers should be rewarded with a proprietary interest in the Company for continued long-term performance and to attract, motivate, and retain qualified and talented executives.

We believe that our long-term equity compensation program achieves the goal of aligning the executives' compensation with our long-term growth, and thus aligns the executives' interests with our stockholders' interests.  We adopted the 2008 Omnibus Incentive Plan (the “Omnibus Plan”) in connection with our initial public offering in fiscal 2008.  The Omnibus Plan permits the issuance of long-term incentive awards to our employees, non-employee directors, and employees of our subsidiaries to promote the interests of our company and our stockholders.  It is designed to promote these interests by providing such employees and eligible non-employee directors with a proprietary interest in pursuing the long-term growth, profitability, and financial success of our company.  The Omnibus Plan is administered by our compensation committee.  The aggregate number of shares of our common stock that may be issued under the Omnibus Plan can not exceed 1,902,077 (subject to the adjustment in the event of a stock split, stock dividend, recapitalization, reorganization, or similar transaction).  No participant may receive in any calendar year awards relating to more than 500,000 shares of our common stock.  Awards may consist of stock options (incentive stock options or nonqualified stock options), stock appreciation rights (SARs), restricted stock, restricted stock units (RSUs), deferred stock units, or DSUs, performance shares, performance cash awards, and other stock or cash awards.  The exercise price of any stock option must be equal to or greater than the fair market value of the shares on the date of the grant, unless it is a substitute or assumed stock option, restricted stock, restricted stock unit or deferred stock unit, performance share, performance cash award, stock award, or other stock or cash award.  The term of any award made under this plan cannot be longer than ten years. As of March 14, 2014, there were 645,735 shares available for issuance under the Omnibus Plan.

We intend to make annual grants of equity to our executive officers under our Omnibus Plan.  We do not have any formal policy with respect to allocations between stock options and restricted stock awards.  We believe that stock options and restricted stock awards align employees' interests with stockholders.  For the 2013 Long Term Incentive Plan ("LTIP"), the compensation committee allocated a pool for granting stock awards based on the fair market value of the awards on the date of grant. Based on the fair market value of the Company's common stock on the date of grant, the actual shares awarded under the 2013 LTIP would change, but the pool would remain a set dollar amount based on the financial performance of the Company in fiscal 2013.

In the first quarter of fiscal 2013, the compensation committee set targets for the fiscal 2013 LTIP, and each LTIP participant was given a target amount of the pool as a percentage of his or her base pay. The long-term incentive award targets were based upon the Company's business plan for net income of the Company. The compensation committee allocated the following LTIP bonus amounts based upon target percentages of base salary for the named executive officers: 85% to Joseph Chalhoub, 65% to Gregory Ray, 65% to John Lucks, 40% to Mark DeVita, and 45% to Ellie Bruce.

	Threshold	Target	Maximum
Net Income	$2.3 million	$3.4 million	$6.1 million
Award Payout (Percentage of Target)	—%	100%	150%

In fiscal 2013, net income was $4.5 million, and the LTIP was awarded at 122.5% of target.

The following table sets forth the percentage of the 2013 LTIP that was designated to each of the named executive officers compared to certain information from 2012. The target percentages of base pay were decreased slightly from fiscal 2012 targets in order to allow for additional participants in the Annual Incentive Plan.

	Fiscal 2012 Percentage of Employee's Base Pay	Fiscal 2012 Restricted Stock Awards	Fiscal 2013 Percentage of Employee's Base Pay	Fiscal 2013 Dollar Value of Restricted Shares to be Awarded
				Threshold	Target	Maximum	Actual
Joseph Chalhoub	90%	—	85%	—	$376,465	$564,698	$461,170
Gregory Ray	70%	—	65%	—	$167,375	$251,063	$205,034
John Lucks	70%	—	65%	—	$194,155	$291,233	$237,840
Mark DeVita	40%	—	40%	—	$82,400	$123,600	$100,940
Ellie Bruce	50%	—	45%	—	$101,970	$152,955	$124,913

In February 2014, the compensation committee set targets for the fiscal 2014 LTIP based upon net income targets for fiscal 2014. The compensation committee allocated the 2014 LTIP amounts based upon the same target percentages of base salary for the named executive officers as the 2013 LTIP.

Other Compensation

Our Non-Qualified Deferred Compensation Plan

In connection with our initial public offering in fiscal 2008, we adopted the Heritage-Crystal Clean, Inc. Non-Qualified Deferred Compensation Plan, which is designed to provide a select group of highly compensated employees and non-employee directors the benefits of a non-qualified, unfunded plan of deferred compensation subject to Section 201(2) of ERISA and the provisions of Section 409A of the Internal Revenue Code.  Under the plan, all non-employee directors will be permitted to make an irrevocable election to defer the receipt of all or a portion (not less than 25%) of their annual retainer and/or meeting fees into a nonqualified, unfunded deferred compensation plan.  In addition, select employees will be entitled to make an irrevocable election to defer receipt of up to 75% of base salary and up to 100% of any bonus.  We may make discretionary contributions to participants'

deferred accounts.  The plan administrator shall select one or more investment funds that will be used to credit participants' deferral accounts with income and gains and charge deferral accounts with losses, expenses, and distributions.  Distribution of funds from deferral accounts to participants shall be made according to distribution dates specified by the participant.  Payment of the vested portion of a participant's deferral account shall be made in cash in the form of a single lump sum or a series of annual installments over a period not exceeding ten years.  None of our executive officers are currently participating in the deferred compensation plan.

Employment Agreements and Severance Benefits

We have entered into employment agreements with each of Messrs. Chalhoub, Lucks, and Ray.  These agreements provide for severance payments and continuation of benefits upon termination of employment.  See “Employment Agreements and Potential Payments upon Termination or Change-In-Control.”

Internal Revenue Code Section 162(m)

Favorable accounting and tax treatment of the various elements of our compensation program is an important consideration in its design, but it is not the sole consideration.  Section 162(m) of the Internal Revenue Code limits the deductibility of certain items of compensation paid to the named executive officers to $1,000,000 annually, unless the compensation qualifies as “performance based compensation” or is otherwise exempt under Section 162(m).  To maintain flexibility in compensating executive officers in a manner designed to promote varying corporate goals, we have not adopted a policy that all compensation must be deductible.  Section 162(m) did not prevent us from receiving a tax deduction in fiscal 2013 for the compensation paid to our named executive officers.  At the Annual Meeting, we are asking stockholders to approve the new Annual Incentive Plan for purposes of complying with Section 162(m). While we consider the potential impact of Section 162(m) on our compensation decisions, we may approve compensation for an executive officer that does not meet the deductibility requirements of Section 162(m) in the future in order to maintain competitive compensation packages and attract talented leaders.

We expense equity awards in accordance with FASB ASC Topic 718.  Like many of the companies with whom we compete, we have taken measures to ensure that our equity granting practice remains competitive.

Advisory Votes on Executive Compensation

At the Annual Meeting, shareholders are being asked to consider a resolution to approve the compensation paid to our named executive officers as disclosed in this Proxy Statement. This advisory vote, commonly referred to as a “say-on-pay” advisory vote, will not be binding on the Board. However, the Board will review and thoughtfully consider the voting results when determining compensation policies and making future decisions concerning the compensation of our named executive officers. Any impact from the 2014 voting results will be disclosed in the proxy statement to be filed in connection with the 2015 annual meeting of shareholders. At the 2013 Annual Meeting of Shareholders, in an advisory vote, the shareholders approved the compensation paid to our named executive officers in fiscal 2012, and the compensation committee took this shareholder approval into account when determining fiscal 2013 compensation.

COMPENSATION COMMITTEE REPORT

The Committee has reviewed and discussed the “Compensation Discussion and Analysis” required by Item 402(b) of Regulation S-K with management.  Based on such review and discussions, the Committee recommended to the Board of Directors that the “Compensation Discussion and Analysis” be included in this proxy statement on Schedule 14A.

Respectfully submitted,

Charles E. Schalliol, Chair
Carmine Falcone, member
Bruce Bruckmann, member

The Compensation Committee Report and related disclosure shall be deemed incorporated by reference into the Company's Annual Report on Form 10-K for the year ended December 28, 2013, but shall not be otherwise incorporated by reference by any general statement incorporating this proxy statement into any filing under the Securities Act of 1933 or under the Securities Exchange Act of 1934, except to the extent that we specifically incorporate this information by reference, and shall not otherwise be deemed filed under such Acts.

NAMED EXECUTIVE OFFICER COMPENSATION

The following table sets forth the aggregate amounts of compensation paid by us during the fiscal years ended December 28, 2013, December 29, 2012, and December 31, 2011, respectively, for services rendered by our Chief Executive Officer, our Chief Financial Officer, and our other named executive officers.

Summary Compensation Table

				Non-Equity
				Incentive	All
Name and			Stock	Plan	Other
Position	Fiscal Year	Salary	Awards	Compensation	Compensation	Total
		($)	($)(1)	($)(2)	($)(3)	($)
Joseph Chalhoub,	2013	$442,900	$461,170	$311,968	$10,491	$1,226,529
President and Chief	2012	$412,706	—	—	$10,112	$422,818
Executive Officer	2011	$363,875	$297,048	$70,809	$10,138	$741,870

Gregory Ray,	2013	$257,500	$205,034	$149,833	$10,491	$622,858
Chief Operating	2012	$243,119	—	—	$10,312	$253,431
Officer, Secretary	2011	$205,275	$159,701	$36,300	$10,138	$411,414

John Lucks,	2013	$298,700	$237,840	$173,806	$10,096	$720,442
Senior Vice President	2012	$283,343	—	—	$10,312	$293,655
of Sales and Marketing	2011	$246,730	$130,670	$68,600	$9,954	$455,954

Mark DeVita,	2013	$206,000	$100,940	$88,323	$8,542	$403,805
Chief Financial Officer	2012	$193,846	—	—	$8,193	$202,039
	2011	$143,642	$15,897	$4,900	$5,894	$170,333

Ellie Bruce,	2013	$226,600	$124,913	$117,974	$9,366	$478,853
Vice President of Sales;	2012	$212,308	—	—	$9,797	$222,105
Vice President Oil	2011	$169,231	$87,113	$24,500	$8,285	$289,129
____________

(1)
The values listed are based on the amounts recognized for financial reporting purposes in accordance with FASB ASC Topic 718 as discussed in Footnote 15 to the Company's Annual Report on Form 10-K for fiscal 2013. Amounts for fiscal 2013 reflect restricted stock awards granted in February 2014 based on the Company's fiscal 2013 performance. Amounts for fiscal 2011 reflect restricted stock awards granted in February 2012 based on the Company's fiscal 2011 performance. See "- Compensation Discussion and Analysis- Long-term Equity Compensation" for more information regarding these stock awards. The actual value a named executive officer may receive depends on market prices, and there can be no assurance that the amounts reflected will actually be realized. See also “Grants of Plan Based Awards in Fiscal 2013” for information regarding the vesting of the stock awards.

(2)
The non-equity incentive plan compensation earned in fiscal 2013 was paid in February 2014. The non-equity incentive plan compensation earned in fiscal 2011 was paid in March 2012. See “-Compensation Discussion and Analysis - Components of Executive Compensation - Non-Equity Incentive Plan Compensation” for more information.

(3)	The compensation represented by the amounts set forth in the “All Other Compensation” column for the named executive officers are detailed in the following table:

	Name	Year	Company 401(k) Match	Long-term Disability Insurance Premium Payment	Total
			(a)
	Joseph Chalhoub	2013	$10,200	$291	$10,491
		2012	$9,800	$312	$10,112
		2011	$9,800	$338	$10,138

	Gregory Ray	2013	$10,200	$291	$10,491
		2012	$10,000	$312	$10,312
		2011	$9,800	$338	$10,138

	John Lucks	2013	$9,805	$291	$10,096
		2012	$10,000	$312	$10,312
		2011	$9,616	$338	$9,954

	Mark DeVita	2013	$8,252	$290	$8,542
		2012	$7,959	$234	$8,193
		2011	$5,894	$—	$5,894

	Ellie Bruce	2013	$9,075	$291	$9,366
		2012	$9,485	$312	$9,797
		2011	$7,947	$338	$8,285

(a)
Since Mr. Chalhoub is a citizen of Canada, the Compensation Committee makes his Company match payment into a registered retirement savings plan (RRSP) as a substitute for the contribution due him under the Company's 401(k) benefit plan.

Grants of Plan-Based Awards in Fiscal 2013

The table below sets forth specific information with respect to each grant of an award made under any of our plans to our named executive officers for performance in fiscal year 2013.

		Estimated Payouts Under Non-Equity Incentive Plan Awards			Estimated Payouts Under Equity Incentive Plan Awards			Grant Date Fair Value of Stock Awards

		(1)			(2)

Name	Type of Award	Threshold	Target	Maximum	Threshold	Target	Maximum

Joseph Chalhoub	Restricted Stock				—	$376,465	$564,698	$461,170
	Non-equity incentive bonus	—	$254,668	$382,002
Gregory Ray	Restricted Stock				—	$167,375	$251,063	$205,034
	Non-equity incentive bonus	—	$122,313	$183,470
John Lucks	Restricted Stock				—	$194,155	$291,233	$237,840
	Non-equity incentive bonus	—	$141,883	$212,825
Mark DeVita	Restricted Stock				—	$82,400	$123,600	$100,940
	Non-equity incentive bonus	—	$72,100	$108,150
Ellie Bruce	Restricted Stock				—	$101,970	$152,955	$124,913
	Non-equity incentive bonus	—	$96,305	$144,458

(1)
Reflects the targeted amounts of non-equity incentive plan awards under the 2013 Annual Incentive Plan. See “Compensation Discussion and Analysis - Non-Equity Incentive Plan Compensation” for more information about these amounts. For information about the actual amounts paid for performance in fiscal year 2013, see the "Summary Compensation Table" above.

(2)	Reflects the targeted dollar amounts of equity incentive plan awards under the 2013 Long Term Incentive Plan.

Outstanding Equity Awards at 2013 Fiscal Year End

The table below includes certain information with respect to stock options and stock awards previously awarded to our named executive officers that were outstanding as of December 28, 2013.

			Option Awards			Stock Awards
Name	Grant Date		Number of Securities Underlying Unexercised Options	Option Exercise Price	Option Expiration Date	Number of Shares or Units of Stock Held that Have Not Vested	Market Value of Shares or Units of Stock that Have Not Vested

Joseph Chalhoub	3/17/2008		254,590	$11.50	3/17/2018
	3/25/2009		11,437	$7.33	3/25/2019
	3/4/2011	(1)				8,052	$159,752
	2/29/2012	(3)				8,957	$177,707
Gregory Ray	3/17/2008		127,264	$11.50	3/17/2018
	3/25/2009		11,831	$7.33	3/25/2019
	3/4/2011	(1)				3,691	$73,229
	2/29/2012	(3)				4,816	$95,549
John Lucks	3/17/2008	(2)	82,164	$11.50	3/17/2018
	3/4/2011	(1)				3,691	$73,229
	2/29/2012	(3)				3,940	$78,170
Mark DeVita	3/25/2009		1,199	$7.33	3/25/2019
	3/4/2011	(1)				355	$7,043
	2/29/2012	(3)				480	$9,523
Ellie Bruce	3/17/2008		2,252	$11.50	3/17/2018
	3/4/2011	(1)				1,678	$33,292
	2/29/2012	(3)				2,627	$52,120

(1)	These shares vest in equal amounts over three years starting on January 1, 2012.

(2)
On January 31, 2012, option awards held by Mr. Lucks were modified from their original terms so that, upon the death or permanent disability of the optionee, the optionee's estate would have until the expiration date of the options to exercise the award.

(3)	These shares vest in equal amounts over three years starting on January 1, 2013.

Option Exercises and Stock Vested in Fiscal 2013

	Option Awards		Stock Awards
	Number of Shares Acquired on Exercise	Value Realized Upon Exercise	Number of Shares Acquired on Vesting	Value Realized on Vesting
Name
		(1)		(2)
Joseph Chalhoub	—	$—	12,530	$188,075
Gregory Ray	—	$—	6,098	$91,531
John Lucks	6,920	$67,953	5,661	$84,972
Mark DeVita	—	$—	593	$8,901
Ellie Bruce	6,811	$67,583	2,991	$44,895

(1)
The dollar value realized upon the exercise of stock options represents the pre-tax difference (fair market value of the Company's common stock on the exercise date minus the exercise price of the options) multiplied by the number of shares of common stock covered by the stock options exercised.

(2)
The dollar value realized represents the pre-tax value received upon the vesting of the stock awards. The value realized is based upon the closing price of the Company's common stock on the Nasdaq stock exchange on the vesting date, January 1, 2013.

Employment Agreements and Potential Payments upon Termination or Change-In-Control

 Agreements with Mr. Chalhoub

We have entered into an employment agreement with Joseph Chalhoub, our Founder, President, Chief Executive Officer and Director.  The agreement automatically renews for successive one year renewal terms every year until either party delivers notice of termination at least 30 days prior to the first day of the applicable renewal term.  Under the agreement, Mr. Chalhoub is entitled to a minimum annual base salary of $442,900, plus benefits and reimbursement of reasonable business expenses.  Mr. Chalhoub's employment agreement, by its terms, is deemed to be automatically amended upon each base salary increase approved by the Board of Directors.  Mr. Chalhoub is also entitled to an annual bonus payable out of a cash bonus pool for Mr. Chalhoub and other key management personnel, as determined by our Board of Directors at the end of each calendar year.  In the event that we terminate Mr. Chalhoub's employment without cause, we are required to provide 90 days' notice and pay Mr. Chalhoub severance in an amount equal to one times his base salary plus any bonus that he received in the most recently completed fiscal year, as well as full reimbursement for the cost of maintaining COBRA continuation coverage or its equivalent for the greater of one year or until Mr. Chalhoub is fully covered by a subsequent employer health care plan.  Under the agreement, we may terminate Mr. Chalhoub upon 30 days' notice for cause which is defined to include the continued willful or grossly negligent failure to perform duties; breach of the non-competition and non-disclosure agreement; commission of fraud; non-adherence to our drug and substance abuse policies; and the conviction of certain categories of felony offenses.  In the event that Mr. Chalhoub resigns for good reason or within one year of a change in control, Mr. Chalhoub is entitled to receive the same severance that he would be entitled to if he were to have been terminated by the Company without cause.  Under Mr. Chalhoub's employment agreement, good reason is defined to include diminished status or responsibilities.  Mr. Chalhoub has agreed not to compete with us in various markets for one year after he is no longer our employee.

Agreements with Mr. Ray

We have entered into an employment agreement with Gregory Ray, our Chief Operating Officer and Secretary.  The agreement automatically renews for successive one year renewal terms every year until either party delivers notice of termination at least 30 days prior to the first day of the applicable renewal term.  Under the agreement, Mr. Ray is entitled to a minimum annual base salary of $257,500, plus benefits and reimbursement of reasonable business expenses.  Mr. Ray's employment agreement, by its terms, is deemed to be automatically amended upon each base salary increase approved by the Board of Directors.  Mr. Ray is also entitled to an annual bonus payable out of a cash bonus pool for Mr. Ray and other key management personnel, as determined by our Board of Directors at the end of each calendar year.  In the event that we terminate Mr. Ray's employment without cause, we are required to provide 90 days' notice and pay Mr. Ray severance in an amount equal to two times his base salary plus any bonus that he received in the most recently completed fiscal year, as well as full reimbursement for the cost of maintaining COBRA continuation coverage or its equivalent for the greater of one year or until Mr. Ray is fully covered by a subsequent employer health care plan.  Under the agreement, we may terminate Mr. Ray upon 30 days' notice for cause which is defined to include the continued willful or grossly negligent failure to perform duties; breach of the non-competition and non-disclosure agreement; commission of fraud; non-adherence to our drug and substance abuse policies; and the conviction of certain categories of felony offenses.  In the event that Mr. Ray resigns for good reason or within one year of a change in control, Mr. Ray is entitled to receive the same severance that he would be entitled to if he were to have been terminated by the Company without cause.  Under Mr. Ray's employment agreement, good reason is defined to include diminished status or responsibilities or if Mr. Ray is no longer directly reporting to Mr. Chalhoub.  Mr. Ray has agreed not to compete with us in various markets for two years after he is no longer our employee.

Agreements with Mr. Lucks

We have entered into an employment agreement with John Lucks, our Senior Vice President of Sales and Marketing.  The agreement automatically renews for successive one year renewal terms every year until either party delivers notice of termination at least 30 days prior to the first day of the applicable renewal term.  Under the agreement, Mr. Lucks is entitled to a minimum annual base salary of $298,700, plus benefits and reimbursement of reasonable business expenses.  Mr. Luck's employment agreement, by its terms, is deemed to be automatically amended upon each base salary increase approved by the Board of Directors.  Mr. Lucks is also entitled to an annual bonus payable out of a cash bonus pool for Mr. Lucks and other key management personnel, as determined by our Board of Directors at the end of each calendar year.  In the event that we terminate Mr. Lucks's employment without cause, we are required to provide 90 days' notice and pay Mr. Lucks severance in an amount equal to two times his base salary plus any bonus that he received in the most recently completed fiscal year, as well as full reimbursement for the cost of maintaining COBRA continuation coverage or its equivalent for the greater of one year or until Mr. Lucks is fully covered by a subsequent employer health care plan.  Under the agreement, we may terminate Mr. Lucks upon 30 days' notice for cause which is defined to include the continued willful or grossly negligent failure to perform duties; breach of the non-competition and non-disclosure agreement; commission of fraud; non-adherence to our drug and substance abuse policies; and the conviction of certain categories of felony offenses.  In the event that Mr. Lucks resigns for good reason or within one year of a change in control, Mr. Lucks is entitled to receive the same severance that he would be entitled to if he were to have been terminated by the Company without cause.  Under Mr. Lucks's employment agreement, good reason is defined to include diminished status or responsibilities.  Mr. Lucks has agreed not to compete with us in various markets for two years after he is no longer our employee.

We have not entered into employment agreements with Mr. DeVita or Ms. Bruce.

Potential Payments upon Termination

The tables below reflect the amount of compensation to each of the named executive officers in the event of termination of his employment arrangement with the Company.  The amount of compensation payable to each named executive officer upon termination by the Company without cause, resignation by the executive for good reason, resignation by the executive without good reason, termination by the Company for cause, or termination by the Company in the event of disability or death of the person is shown below.  The amounts shown assume that such termination was effective as of December 28, 2013, and thus includes amounts earned through such time and are estimates of the amounts which would be paid upon termination.  The actual amounts to be paid out can only be determined at the time of termination.  The payments set forth below are in partial consideration of the non-competition provisions described in the above summaries of the employment agreements for each named executive officer. Payments due upon a change in control are discussed above under “Employment Agreements and Potential Payments upon Termination or Change-In-Control.” For each named executive officer, upon a change of control, all outstanding unvested options and stock awards shall vest and become exercisable.

Name		Base Salary		Bonus		Benefit Continuation	Fair Value of Unvested Stock Awards	Total
				(6)		(1)	(2)
Joseph Chalhoub
	without cause	$442,900		$311,968		$14,019		$768,887
	for change in control	$442,900		$311,968		$14,019	$337,459	$1,106,346
	for good reason	$442,900		$311,968		$14,019		$768,887
	without good reason	$36,404	(3)					$36,404
	for cause	$36,404	(3)					$36,404
	disability	$442,900		$311,968	(7)	$14,019	$337,459	$1,106,346
	death	—		$311,968	(8)		$337,459	$649,427

Gregory Ray
	without cause	$515,000	(4)	$149,833		$14,019		$678,852
	for change in control	$515,000		$149,833		$14,019	$168,779	$847,631
	for good reason	$515,000	(4)	$149,833		$14,019		$678,852
	without good reason	$21,164	(3)					$21,164
	for cause	$21,164	(3)					$21,164
	disability	$257,500		$149,833	(7)	$14,019	$168,779	$590,131
	death	$—		$149,833	(8)		$168,779	$318,612

John Lucks
	without cause	$597,400	(4)	$173,806		$9,445		$780,651
	for change in control	$597,400		$173,806		$9,445	$151,399	$932,050
	for good reason	$597,400	(4)	$173,806		$9,445		$780,651
	without good reason	$24,551	(3)					$24,551
	for cause	$24,551	(3)					$24,551
	disability	$298,700		$173,806	(7)	$9,445	$151,399	$633,350
	death	$—		$173,806	(8)		$151,399	$325,205

Mark DeVita (5)
	for change in control						$16,566	$16,566
	disability						$16,566	$16,566
	death						$16,566	$16,566

Ellie Bruce (5)
	for change in control						$85,411	$85,411
	disability						$85,411	$85,411
	death						$85,411	$85,411
___________

(1)	Entitled to the greater of one year of COBRA reimbursement or until fully covered by a subsequent employer's health care plan.

(2)	Reflects the value of unvested stock awards based upon the closing market price of the Company's common stock of $19.84 on December 28, 2013.

(3)	Entitled to base salary through notice period which is a minimum of 30 days.

(4)
Upon termination without cause by the Company or termination for good reason by Messrs. Ray or Lucks, Messrs. Ray and Lucks are entitled to two times their base salary of $257,500 and $298,700, respectively, plus the other amounts listed in the table above.

(5)	Mr. DeVita and Ms. Bruce are not entitled to any cash severance or continuation benefits.

(6)	Calculated on the bonus paid in fiscal 2014 but earned in fiscal 2013.

(7)	Entitled to full amount of bonus for the year in which the disability occurs.

(8)	Entitled to ratable portion of bonus to date of death.

NON-EMPLOYEE DIRECTOR COMPENSATION

Directors who are employees receive no additional compensation for serving on the Board.  Our non-employee directors receive annual cash compensation of $47,500 and restricted stock awards having a value of $47,500 on the date of grant.  The Chair of the audit committee receives an additional $15,000 annual cash retainer, and the Chairs of the compensation and nominating committees each receive an additional $10,000 cash retainer.  The restricted stock awarded to directors vests one year after the date of grant.  We also reimburse the directors for reasonable expenses that they incur in attending Board or committee meetings. We have entered into indemnification agreements with each of our directors.

In fiscal 2013, we provided the following compensation to non-employee directors.  Mr. Chalhoub is a director but receives no director-related compensation since he is an employee.
 ____________

		Stock Awards
Name	Fees Earned or Paid in Cash	(1)	Total
Bruce Bruckmann	$47,500	$47,500	$95,000
Carmine Falcone	$57,500	$47,500	$105,000
Fred Fehsenfeld Jr.	$47,500	$47,500	$95,000
Brian Recatto	$47,500	$47,500	$95,000
Charles E. Schalliol	$57,500	$47,500	$105,000
Robert W. Willmschen Jr.	$62,500	$47,500	$110,000

(1)
Reflects the aggregate grant date fair market value during the year in accordance with FASB ASC Topic 718.  In fiscal 2013, 3,111 shares of the Company's common stock were issued pursuant to restricted stock awards for Board services per non-employee director.  On the grant date, the fair value of these awards was $15.27 per share based on the closing market price of the Company's common stock on the grant date.

RELATIONSHIPS AND RELATED PERSON TRANSACTIONS

 Procedures for Approval of Related Party Transactions

Our Board of Directors adopted written related party transaction policies and procedures which require that all “interested transactions” with “related parties” (each as defined below) be subject to approval or ratification by the audit committee in accordance with the procedures set forth therein.  The audit committee reviews the material facts of all interested transactions and either approves or disapproves of the entry into the transaction.  If advanced approval of an interested transaction is not feasible, the transaction is reviewed and, if the audit committee determines it to be appropriate, ratified at that committee's next scheduled meeting.  In determining whether to approve or ratify an interested transaction, the audit committee takes into account, among other appropriate factors, the extent of the related party's interest in the transaction and whether the interested transaction is on terms no less favorable than terms generally available to unaffiliated third parties under similar circumstances.  Directors may not participate in any discussion or approval of an interested transaction for which they are a related party.

The audit committee has pre-approved or ratified the following categories of interested transactions:

Any employment by the Company of an executive officer of the Company if:

The related compensation is required to be reported in the Company's Proxy Statement under the SEC's compensation disclosure requirements or the executive officer is not an immediate family of another executive officer or director of the Company;

The related compensation would be reported in the Company's Proxy Statement under the SEC's compensation disclosure requirements if the executive officer was a named executive officer and the compensation committee approved (or recommended that the Board approve) such compensation;

Any compensation paid to a director if the compensation is required to be reported in the Company's Proxy Statement under the SEC's compensation disclosure requirements;

Any charitable contribution by the Company to a charitable organization, foundation, or university at which a related person's only relationship is as a non-executive employee or director if the amount involved does not exceed the lesser of $100,000 or 2% of the charitable organization's total annual receipts;

Any transaction where the related person's interest arises solely from the ownership of the Company common stock, and all holders of common stock received the same benefit on a pro rata basis; and

Any transaction with a related party involving services as a bank depositary of funds, transfer agent, registrar, trustee under an indenture, or similar services.

In addition, the Board has delegated to the Chair of the audit committee the authority to pre-approve or ratify any interested transaction with a related party in which the aggregate amount is expected to be less than $1,000,000.

 An “interested transaction” is any transaction, arrangement, or relationship, or series of similar transactions, arrangements, or relationships, in which:

The aggregate amount involved will or may be expected to exceed $100,000 in any calendar year;

The Company is a participant; and

Any “related party” has or will have a direct or indirect interest (other than solely as a result of being a director or less than 10% beneficial owner of another entity).
A “related party” covered by the policy is:

A person who was or is (since the beginning of the last fiscal year for which the Company has filed an Annual Report on Form 10-K or Proxy Statement) an executive officer, director, or nominee for election as a director;

A greater than 5% beneficial owner of common stock; or

An immediate family member of the foregoing, which includes a person's spouse, parents, stepparents, children, stepchildren, siblings, mothers- and fathers-in-law, sons- and daughters-in-law, and brothers- and sisters- in law, and anyone residing in such person's home (other than tenants or employees).

Transactions with Related Persons

The following transactions involved an aggregate amount exceeding $120,000 in value and were reviewed and approved by our audit committee under the Related Party Transaction Policies and Procedures.

Relationship with The Heritage Group

Our operating subsidiary, Heritage-Crystal Clean, LLC, was spun out of Heritage Environmental Services, an affiliate of our largest stockholder, The Heritage Group (“Heritage”), in 1999.  Since 1999, we have had many transactions with affiliates of Heritage.  In fiscal 2013, we generated sales of $0.4 million from product sales and services to Heritage Environmental Services and made payments of $1.1 million for waste transportation and disposal services, rent for facility use, and various advisory and administrative services performed by Heritage Environmental Services.

In fiscal 2013, as a result of sales from our used oil re-refinery, we generated sales of $8.4 million to Tru South Oil and its parent, Calumet Specialty Products Partners, LP, an affiliate of Heritage.

In addition, in fiscal 2013, we generated sales of $1.6 million and made payments of $2.1 million with other affiliates of Heritage.  We believe that the aggregate price we pay and price we charge Heritage for services and revenue is approximately what we would pay and receive for such services from third parties in arms-length transactions.

In fiscal 2011, we acquired certain assets of Crystal Flash Limited Partnership of Michigan ("Crystal Flash"), a Heritage affiliate, in exchange for $1.7 million in cash at the time of closing. In addition we recorded at their net present value future payments to be tied to the continued performance of the acquired assets. In fiscal 2013, we made payments of $0.6 million for the performance of the acquired assets, and as of December 28, 2013 the net present value of the future payments was $0.6 million. We acquired Crystal Flash to add used oil collection volume in Michigan.

Employee Benefit Plan

The employees of our operating subsidiary Heritage-Crystal Clean, LLC participate in a defined contribution 401(k) benefit plan sponsored by an affiliate of Heritage.  Participants in this plan are allowed to contribute 1% to 70% of their pre-tax earnings up to relevant IRS limitations to the plan.  The Company matches 100% of the first 3% contributed by the participant and 50% of the next 2% contributed by the participant for a maximum contribution of 4% per participant.  The matching expense for this plan was $1.0 million in fiscal 2013.

Workers' Compensation

We participate in a workers' compensation group insurance program with affiliates of Heritage.  In connection with our insurance program for workers' compensation, we contribute payments to an affiliate of Heritage.  Payments under the group insurance program for workers' compensation totaled $0.9 million in fiscal 2013, $0.8 million in fiscal 2012, and $0.4 million in fiscal 2011.

Employment of Certain Individuals

In fiscal 2013, we employed certain individuals who were immediate family members of a director or executive officer of the Company. Including salary, bonus, commissions, 401k match, long term disability payments, and other taxable compensation, such as relocation payments, the following individuals were paid more than $120,000 in fiscal 2013:

•	Greg Morris, the son-in-law of Fred Fehsenfeld, Jr., a director, was employed by us as a Director of Base Oil Sales and was paid $195,000 in fiscal 2013.

•	Jeff Carpenter, the son of John Lucks, Senior Vice President of Sales & Marketing, was employed by us as a Branch Sales Manager and was paid $143,000 in fiscal 2013; and

•
Robert Chalhoub, the son of Joe Chalhoub, the President and Chief Executive Officer, was employed by us as Assistant Facility Manager and was paid $227,000 in fiscal 2013, of which $122,000 was for non-recurring relocation expense reimbursement.

We believe that the total compensation paid to these individuals is approximately what we would pay for such services from unrelated individuals with similar experience in the same roles.

Heritage Participation Rights

Simultaneous with the completion of the initial public offering in fiscal 2008, we entered into a Participation Rights Agreement with Heritage, pursuant to which Heritage received the option to participate, pro rata based on its percentage ownership interest in our common stock, in any future equity offerings for cash consideration, including (i) contracts with parties for equity financing (including any debt financing with an equity component) and (ii) issuances of equity securities or securities convertible, exchangeable or exercisable into or for equity securities (including debt securities with an equity component). If Heritage exercises its rights with respect to all future offerings, it will be able to maintain its percentage ownership interest in our common stock.  The Participation Rights Agreement does not have an expiration date.  Heritage will not be required to participate or exercise its right of participation with respect to any future offerings.  Heritage's right to participate will not apply to certain future offerings of securities that are not conducted to raise or obtain equity capital or cash such as stock issued as consideration in a merger or consolidation, in connection with strategic partnerships or joint ventures, or for the acquisition of a business, product, license, or other assets by us.

REPORT OF THE AUDIT COMMITTEE

The audit committee oversees our financial reporting process on behalf of the board. Management has the primary responsibility for the financial statements and the reporting process, including the system of internal controls. In fulfilling its oversight responsibilities, the audit committee has reviewed and discussed our audited consolidated financial statements for fiscal year 2013 and the reports of Grant Thornton LLP, our independent registered public accounting firm, on those financial statements, with management and Grant Thornton LLP, including a review and discussion of the quality, not just the acceptability, of our accounting principles; the reasonableness of significant estimates and judgments; and the clarity of disclosures in our financial statements, including the disclosures relating to critical accounting policies.

In addition, the audit committee has reviewed and discussed with Grant Thornton LLP the matters required to be discussed by Auditing Standards No. 16, as amended (PCAOB Interim Auditing Standard AU Section 380, Communication with Audit Committees). In addition, the audit committee has discussed with Grant Thornton LLP their independence from management and us, and has received the written disclosures and the letter from Grant Thornton LLP required by the applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant's communications with the audit committee concerning independence and has discussed with the independent accountant the independent accountant’s independence, including whether the services rendered by Grant Thornton LLP or its affiliates with respect to tax and non-audit services are compatible with maintaining their independence.

The audit committee also reviewed management’s report on its assessment of the effectiveness of our internal control over financial reporting and the independent registered public accounting firm’s report on the effectiveness of our internal control over financial reporting.

The audit committee discussed with our independent registered public accounting firm the overall scope and plans for its audit. The audit committee meets with our independent registered public accounting firm, with and without management present, to discuss the results of their examinations, their evaluations of our internal control, including internal control over financial reporting, and the overall quality of our financial reporting.

In reliance on the reviews and discussions referred to above, the audit committee recommended to the Board of Directors and the Board has approved the inclusion of the audited financial statements and management’s assessment of the effectiveness of our internal control over financial reporting in the Annual Report on Form 10-K for the year ended December 28, 2013 for filing with the SEC.

Respectfully Submitted By:

The Audit Committee

Robert W. Willmschen, Jr., Chair
Carmine Falcone, member
Charles E. Schalliol, member

Fees Paid to Independent Registered Public Accounting Firm

Set forth below is a summary of fees for professional services by Grant Thornton in fiscal 2013 and fiscal 2012.

	2013	2012
Audit Fees	$407,286	$410,760
Tax Fees	—	80,512
All Other Fees	—	7,875
Total	$407,286	$499,147

Audit Fees.  Audit fees primarily consist of professional services rendered for the audit of our annual financial statements and the review of our quarterly financial statements included in our Quarterly Reports on Form 10-Q. Audit fees also include professional services rendered in connection with periodic reports and registration statements we filed with the SEC.

Tax Fees.  Tax fees consist of fees billed for professional services rendered for tax compliance and tax planning and consulting.

All Other Fees.  All other fees consist of administrative work related to acquisitions.

Approval of Services Provided by Independent Registered Public Accounting Firm

The audit committee is responsible for the appointment, compensation, and oversight of the work of our independent registered public accounting firm.  The audit committee has adopted a policy requiring the pre-approval of any audit services and non-audit services performed by the Company's independent registered public accounting firm to ensure that such services do not impair the firm's independence.  This policy requires that, unless a proposed service has received general pre-approval by the audit committee, it will require specific pre-approval if it is to be performed by the Company's independent registered public accounting firm.  The audit committee may pre-approve for up to one year in advance the provision of particular types of permissible routine and recurring audit-related, tax, and other non-audit services, in each case described in reasonable detail and subject to a specific annual monetary limit also approved by the audit committee.  The audit committee must be informed about each such service that is actually provided.  In cases where a service is not covered by one of those approvals, the service must be specifically pre-approved by the audit committee no earlier than one year prior to the commencement of the service.  In addition, the audit committee has delegated to the Chair of the audit committee the authority to grant the approvals required by this policy for services that are estimated to cost no more than the greater of $25,000 or 10% of the fees paid to the auditor for the fiscal year preceding the year that the services are to be provided.  All requests or applications for services to be provided by the independent auditor must be submitted to our chief financial officer, who determines whether such services are included within the list of services that have received general pre-approval or whether they require specific pre-approval by the audit committee.

The audit committee has considered whether the nature of the services provided by Grant Thornton for tax and non-audit services are compatible with maintaining the nature of the firm's independence and has determined that such services are compatible with the provision of independent audit services.  All of the services performed by Grant Thornton in fiscal year 2013 were pre-approved in accordance with the policy adopted by the audit committee as described above.

PROPOSAL 2:

RATIFICATION OF THE APPOINTMENT OF INDEPENDENT
REGISTERED PUBLIC ACCOUNTING FIRM

The audit committee has appointed Grant Thornton LLP (“Grant Thornton”) as our independent registered public accounting firm for fiscal 2014.  The Board and the audit committee recommend that shareholders ratify the appointment of Grant Thornton as our independent registered public accounting firm for fiscal year 2014.  Although we are not required to do so, we believe that it is appropriate to request that shareholders ratify this appointment.  If shareholders do not ratify the appointment, the audit committee will investigate the reasons for the shareholders' rejection and reconsider the appointment.  Representatives of Grant Thornton will be at the Annual Meeting, will be given the opportunity to make a statement, and will be available to respond to questions.

Unless otherwise instructed, the proxy holders will vote the proxies received by them FOR approval of the ratification of the appointment of Grant Thornton.  The ratification of the appointment will be approved by our shareholders if, at the Annual Meeting, a quorum is present and a majority of the shares present in person or represented by proxy and entitled to vote on the proposal are voted in favor of the proposal.

The Board recommends a vote FOR approval of the ratification of the appointment of Grant Thornton as our independent registered public accounting firm for the fiscal year 2014.
 ______________________

PROPOSAL 3:

ADVISORY VOTE ON COMPENSATION OF NAMED EXECUTIVE OFFICERS

The Company is requesting shareholder approval, on an advisory basis, of the compensation of the Company's named executive officers for fiscal 2013 as listed in the Summary Compensation Table (appearing on page 18 of this Proxy Statement). The Board and the compensation committee have developed and administer an executive compensation program that is described more fully under the “Compensation Discussion and Analysis” section of this Proxy Statement, including the related compensation tables and narrative. This proposal, commonly known as a “say on pay” proposal, gives shareholders the opportunity to approve, reject, or abstain from voting with respect to the Company's executive compensation program and the compensation paid to the named executive officers for fiscal 2013.

As discussed in the “Compensation Discussion and Analysis” section of this Proxy Statement, the primary objective of the Company's executive compensation program is to link each executive's compensation to the success of the business, with a focus on continuous growth and development of sustainable shareholder value. Our philosophy is also to keep the executive officer compensation program well-defined and easily understood. The advisory vote will serve as an additional tool to guide the Board and the compensation committee in aligning the executive compensation program with the interests of the Company and its shareholders and is consistent with the Board's commitment to the observance of high standards of corporate governance. The Company is accordingly requesting the vote of the shareholders on the following resolution:

RESOLVED, that the compensation paid to the Company's named executive officers for fiscal 2013, as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and narrative discussion, is hereby APPROVED.

Because the vote on this proposal is advisory in nature, it will not affect any compensation already paid or awarded to any named executive officer and will not be binding on or overrule any decision by the Board; nor will it create or imply any additional fiduciary duty on the part of the Board. The Board and the Compensation Committee value the opinions of the shareholders and will take into account the outcome of the advisory vote when considering future compensation arrangements for the named executive officers.

The Board recommends a vote FOR approval, on an advisory basis, of the compensation of the named executive officers for fiscal 2013 as disclosed in this Proxy Statement.
______________________

PROPOSAL 4:

APPROVAL OF THE HERITAGE-CRYSTAL CLEAN, INC. PERFORMANCE-BASED ANNUAL INCENTIVE PLAN FOR PURPOSES OF COMPLYING WITH THE REQUIREMENTS OF SECTION 162(m) OF THE INTERNAL REVENUE CODE

At the Annual Meeting, our stockholders will be asked to approve the Heritage-Crystal Clean, Inc. Performance-Based Annual Incentive Plan (the “Annual Incentive Plan”) for the purpose of complying with the requirements of Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”) to ensure that awards made under the Annual Incentive Plan based on the performance criteria set forth in the Annual Incentive Plan will be deductible by the Company. A copy of the Annual Incentive Plan is attached here as Exhibit A.

Section 162(m) of the Code and the regulations and guidance promulgated thereunder (collectively, “Section 162(m)”) generally do not allow a publicly held company to obtain tax deductions for compensation of more than $1.0 million paid in any year to its chief executive officer or any of its other three most highly compensated executive officers other than the chief financial officer (the “Section 162(m) executive officers”), unless these payments are “performance-based” in accordance with conditions specified under Section 162(m). One of those conditions requires the Company to obtain stockholder approval of each performance criterion that a committee of outside directors may use in granting an award under the Omnibus Plan that is intended to satisfy the requirements of Section 162(m). In addition, if the Compensation Committee has the authority to change the targets under a performance goal after stockholder approval of the goal, the material terms of the performance goals must be disclosed and re-approved by stockholders no later than five years after the stockholder approval was first received. The Compensation Committee, which administers the Annual Incentive Plan, has the authority to change the targets with respect to awards granted under the Annual Incentive Plan.

The Annual Incentive Plan is not intended as a new compensation program, but is intended as a way to continue to maximize deductibility of compensation. On an annual basis since our initial public offering, the Compensation Committee has set performance criteria for annual incentive bonuses under management incentive plans pursuant to our Performance-Based Annual Incentive Plan (the “Prior AIP”). The Annual Incentive Plan to be submitted for stockholder approval at the Annual Meeting will replace the Prior AIP.

Material Features of the Annual Incentive Plan

Purpose. The purpose of the Annual Incentive Plan is to advance our interests and those of our stockholders by providing certain of our key executives with annual incentive compensation which is tied to the achievement of pre-established and objective performance goals. The Annual Incentive Plan provides annual bonuses designed to satisfy the conditions for performance-based compensation under Section 162(m) of the Code.

Eligible Participants. Eligible participants include all of our employees who have been selected by the Compensation Committee or the Chief Executive Officer to participate in the Annual Incentive Plan in addition to any “covered employee” as such term is defined in Section 162(m) of the Code, which generally means (i) the chief executive officer (or an individual acting in that capacity) and (ii) the four highest compensated officers (other than the chief executive officer and chief financial officer). Unless otherwise provided in a written agreement between the Company and a participant, a participant must be actively employed by us on the date that the award is paid under the Annual Incentive Plan, except that if amounts are paid by reason of a participant’s death, disability or retirement as determined by the Compensation Committee, the participant may receive a pro rata portion of the award.

Performance Awards. Under the Annual Incentive Plan, the Compensation Committee may grant performance awards to eligible participants in such amounts and upon such terms and conditions that it determines, including any performance objectives governing the award. The maximum aggregate amount of any award in any one fiscal year to any participant shall not exceed $5 million. The actual award attributable to any performance period may be reduced before payment.

Performance Objectives. The Compensation Committee may establish performance objectives required to be satisfied with respect to a performance award. A performance objective means “business criteria” within the meaning of Section 162(m), including but not limited to, revenue; operating revenue; revenue and/or operating revenue growth; earnings before interest and/or taxes; earnings before interest, taxes, depreciation, and amortization; earnings per share; net income; operating net income per share; operating net income; underwriting income; operating income; pre- or after-tax income; net operating profit after taxes; economic value added (or an equivalent metric); cash flow (before or after dividends); cash-flow per share (before or after dividends); net earnings; operating net earnings; share price performance; return on assets or net assets; return on equity; operating return on equity; return on capital (including return on total capital or return on invested capital); cash flow return on investment; book value; book value growth (on a total or per share basis); tangible book value; tangible book value growth (on a total or per share basis); total shareholder return; improvement in or attainment of expense levels; improvement or attainment of operating or financial leverage levels; or other objectives.  The performance objectives established by the Compensation Committee for any performance period may be expressed in terms of attaining a specified level of a performance objective or the attainment of a percentage or absolute increase or decrease in the particular objective, may involve comparisons with respect to our historical results and/or those of our business units or segments, and may be adjusted to account for extraordinary transactions or other items, as the Compensation Committee deems appropriate.

Performance Period. The performance period of an award under the Annual Incentive Plan means our fiscal year, or any other period as designated by the Compensation Committee.

Award Payment and Reduction. At the end of each performance period, with respect to an award granted to a covered employee for purposes of Section 162(m) of the Code, each participant’s performance award will be certified by the Compensation Committee based on the achievement of one or more performance objectives.

Payment of any award shall be made in cash (or in stock under the Omnibus Plan, as amended from time to time).

Administration. The Annual Incentive Plan will be administered by the Compensation Committee. Each member of the Compensation Committee is an “outside director” within the meaning of Section 162(m) of the Code. The Compensation Committee has the authority to interpret the Annual Incentive Plan and to establish rules and procedures for the administration of the Annual Incentive Plan as it deems appropriate. The determinations of the Compensation Committee pursuant to its authority under the Annual Incentive Plan shall be conclusive and binding. Performance objectives shall be established for a participant no later than ninety (90) days after the commencement of each performance period (or the date that 25% of the performance period has elapsed, if earlier).

Amendment and Termination. The Compensation Committee or the Board may modify or terminate the Annual Incentive Plan at any time, subject to obtaining any necessary stockholder approval as required by law, regulation, or listing exchange requirement. Certain amendments by the Compensation Committee or Board may impact the ability for amounts payable under the Annual Incentive Plan to qualify for performance-based compensation exemption under Section 162(m) of the Code.

Certain Federal Income Tax Consequences. All amounts paid pursuant to the Annual Incentive Plan constitute taxable income to the employee when received. If a participant elects to defer a portion of the award, the participant may be entitled to defer the recognition of income. Generally, and subject to Section 162(m) of the Code, we will be entitled to a federal income tax deduction when amounts paid under the Annual Incentive Plan are included in employee income. Subject to stockholder approval of the Annual Incentive Plan, the failure of any aspect of the Annual Incentive Plan to satisfy Section 162(m) of the Code shall not void any action taken by the Compensation Committee under the Annual Incentive Plan.

As stated above, the Annual Incentive Plan is being submitted for stockholder approval at the Annual Meeting so that payments under the Annual Incentive Plan can qualify for deductibility by us under Section 162(m) of the Code. However, stockholder approval of the Annual Incentive Plan is only one of several requirements under Section 162(m) of the Code that must be satisfied for amounts payable under the Annual Incentive Plan to qualify for the performance-based compensation exemption under Section 162(m) of the Code, and approval of the Annual Incentive Plan by stockholders should not be viewed as a guarantee that all amounts paid under the Annual Incentive Plan will in practice be deductible by us.

In addition, favorable accounting and tax treatment of the various elements of our compensation program is an important consideration in their design, but it is not the sole consideration. To maintain flexibility in compensating executive officers in a manner designed to promote varying corporate goals, we have not adopted a policy that all compensation must be deductible under 162(m). The Compensation Committee reserves the right to issue awards under the Annual Incentive Plan to executive officers that will not be tax deductible under Section 162(m).

The foregoing is only a summary of the effect of federal income taxation upon employees and us with respect to amounts paid pursuant to the Annual Incentive Plan. It does not purport to be complete and does not discuss the tax consequences arising in the context of an employee’s death or the income tax laws of any municipality, state, or foreign country in which an employee’s income or compensation may be taxable.

Approval

Unless otherwise instructed, the proxy holders will vote the proxies received by them “FOR” approval of the Annual Incentive Plan. The Annual Incentive Plan will be approved by our stockholders if the number of votes cast in favor of the Annual Incentive Plan exceeds the number of votes cast against the Annual Incentive Plan at the Annual Meeting.

The Board recommends a vote for approval of the Annual Incentive Plan for the purposes of complying with the requirements of Section 162(m) of the Internal Revenue Code.
______________________

New Plan Benefits

Future awards under the Annual Incentive Plan are made at the discretion of the compensation committee and/or the Board, subject to stockholder approval. At this time, the benefits that may be received by any participant or group of participants under the Plan if our stockholders approve this proposal cannot be precisely determined. Please refer to the "Named Executive Officer Compensation - Grants of Plan-Based Awards for Fiscal Year 2013 " table on page 19, which provides information on the grants made to the named executive officers in fiscal 2013. In February 2014, the compensation committee established incentive targets for fiscal 2014. The compensation committee determined that the aggregate amount of 2014 cash bonuses would be based upon certain net income performance goals. In addition, a bonus pool of up to $50,000 was allocated for discretionary bonuses to officers of the Company, including named executive officers. The compensation committee allocated the 2014 Annual Incentive Plan bonuses based upon the same target percentages of base salary for the named executive officers as from the 2013 Annual Incentive Plan. See also "Compensation Discussion & Analysis." The table below reflects the non-equity awards granted to all executive officers as a group, all non-executive officer employees as a group, and all directors as a group in fiscal 2013.

Dollar Value of Non-Equity Incentive Award
All current executive officers as a group (five persons)	$841,904
All current non-executive officer employees, as a group	$802,317
All directors as a group	(1)
(1) Non-employee directors do not participate in the Annual Incentive Plan.

PROPOSAL 5:

APPROVAL OF AN AMENDMENT TO THE HERITAGE-CRYSTAL CLEAN, INC. EMPLOYEE STOCK PURCHASE PLAN OF 2008 TO INCREASE THE NUMBER OF SHARES AVAILABLE UNDER THE PLAN

The Board of Directors has approved, subject to shareholder approval, an amendment to increase the number of shares of common stock reserved for issuance under Heritage-Crystal Clean, Inc. Employee Stock Purchase Plan of 2008 (the “ESPP”) by 125,000 shares to a total of 285,000 shares (the “Amendment”). The affirmative vote of the majority of shares present at the Annual Meeting in person or by proxy is required for approval of the amendment to the ESPP.

Prior to the effectiveness of the proposed amendment, a total of 160,000 shares of Common Stock had been reserved for issuance under the ESPP. As of March 14, 2014, approximately 33,506 shares were available for purchase under the ESPP.

A summary description of the ESPP is provided below. This summary is qualified in its entirety by the full text of the ESPP, a copy of which is attached to this Proxy Statement as Exhibit B. The closing price of our common stock on March 14, 2014 was $17.92 per share.

Summary of ESPP

We adopted our ESPP in connection with our initial public offering in 2008. The purpose of the ESPP is to provide an opportunity for our employees and the employees of our designated subsidiaries to purchase a limited number of shares of common stock at a discount through voluntary automatic payroll deductions designed to qualify under Section 423 of the Internal Revenue Code (the “Code”).

The ESPP is designed to attract, retain, and reward our employees and to strengthen the mutuality of interest between our employees and our shareholders.

Administration. The ESPP is administered by our compensation committee. The compensation committee may make such rules and regulations and establish such procedures for the administration of the ESPP, as it deems appropriate. The compensation committee has the authority to interpret the ESPP, with such interpretations to be conclusive and binding on all persons and otherwise accorded the maximum deference permitted by law. Additionally, the compensation committee may take any other actions and make any other determinations or decisions that it deems necessary or appropriate in connection with the ESPP or the administration or interpretation thereof.

Shares Available for Issuance. If the Amendment to the ESPP is approved, the aggregate number of shares of our common stock that may be issued under the ESPP will not exceed 285,000 shares (subject to adjustment in the event of a stock split, stock dividend, recapitalization, reorganization, or similar transaction). The maximum amount eligible for purchase of shares through the ESPP by any employee in any year is $25,000.

Eligible Employees. All of our U.S. employees (other than any employee who owns more than 5% of our stock) may participate in the ESPP, other than employees whose customary employment is 20 hours or less per week or employees whose customary employment is for not more than five months per year. Our Compensation Committee, in its discretion, may extend the ESPP to international employees. As of March 14, 2014, there were approximately 900 employees were eligible to participate in the ESPP.

Payroll Deductions and Purchase of Shares. Each employee that chooses to participate in the ESPP may contribute from his or her cash earnings through payroll deductions (within such limits as our compensation committee may determine) during an offering period, and the accumulated deductions will be applied to the purchase of shares on the first day Monday (or Tuesday if Monday is a holiday) of the next following offering period. The ESPP provides for consecutive offering periods of three months each on a schedule determined by the compensation committee. The purchase price per share will be at least 95% of the fair market value of our shares at the beginning of the next offering period.

Our Board of Directors may at any time amend, suspend, or discontinue the ESPP, subject to any shareholder approval needed to comply with the requirements of the SEC, the Code, and the rules of the exchange upon which our common stock is listed.

Plan Benefits. The number of shares of common stock that will be purchased or received in the future by participants in the ESPP is not currently determinable.

All shares that are currently outstanding under the ESPP are reflected in the Equity Compensation Plan Information table set forth below in this Proxy Statement.

No executive officer participated in the ESPP during fiscal 2013.

Certain U.S. Federal Income Tax Consequences. A participant recognizes no taxable income, and we are not entitled to a deduction for the year in which the participant enrolls in the ESPP nor for the year in which he or she purchases stock under the ESPP.

Section 423 of the Code establishes a holding period which is important in determining how any gain or loss on disposition of shares acquired under the ESPP is to be treated. This holding period is effectively two years from the beginning of the purchase period for shares purchased at the end of such period. If a participant sells or otherwise disposes of shares prior to the expiration of the required holding period (a “disqualifying disposition”), the participant will recognize compensation income at that time equal to the excess of the fair market value of the shares on the purchase date over the purchase price of the shares. Any amount recognized upon a disqualifying disposition in excess of the fair market value of the shares on the purchase date will be treated as short-term or long-term capital gain, depending on whether the shares have been held for more than one year. If the sale price is less than the sum of the purchase price and the amount included in income as a result of the disqualifying disposition, this amount will be treated as a short-term or long-term capital loss, depending on whether the shares have been held for more than one year.

If a participant sells his or her shares after the holding period described above, he or she will recognize compensation income in an amount equal to the lesser of (i) 15% of the fair market value of the common stock determined as of the first day of the purchase period or (ii) the excess, if any, of the fair market value of the common stock on the date of sale over the purchase price. If the purchase price exceeds the fair market value on the date of sale, no amount is reported as compensation income. If the fair market value of the common stock on the date of sale exceeds the sum of the purchase price plus any amount recognized as compensation income, as described above, the amount of such excess is recognized as a long-term capital gain. If the purchase price exceeds the fair market value on the date of sale, such excess is a long-term capital loss.

We deduct from participants’ payroll checks all federal, state, local, and other taxes required by law to be withheld with respect to any income attributed to participants as a result of their participation in the ESPP.

If a participant makes a disqualifying disposition, and, if we have a tax-withholding obligation because of such disposition, the participant must reimburse the Company an amount equal to any such withholding tax.

The foregoing discussion is for general informational purposes only and does not purport to address specific federal income tax considerations that may apply to an ESPP participant based on his or her particular circumstances, nor does it address state or local income tax or other tax considerations that may be relevant to a participant.

The Board of Directors recommends that the shareholders vote “FOR” the amendment to Heritage-Crystal Clean, Inc. Employee Stock Purchase Plan of 2008
______________________

Equity Compensation Plan Information as of December 28, 2013

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants, and rights	Weighted average exercise price of outstanding options, warrants, and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
	(a)	(b)	(c)
Equity compensation plans approved by security holders	579,614	$10.98	777,842
Equity compensation plans not approved by security holders	n/a	n/a	n/a
Total	579,614	$10.98	777,842

PROPOSAL 6:

APPROVAL OF AMENDMENT TO OUR AMENDED AND RESTATED BYLAWS TO ADOPT DELAWARE AS THE EXCLUSIVE FORUM FOR CERTAIN LEGAL ACTIONS

General

Our Board of Directors has adopted a resolution approving and recommending to the stockholders for their approval a proposal to add a new Section to Company's Bylaws to provide that, with certain exceptions, the state and federal courts of the State of Delaware be the exclusive forum for certain legal actions (the "Section 7 Amendment").

The form of the Amendment is as follows:

A new Section 7 to Article VII of the Amended and Restated Bylaws be added to read as follows:

“Section 7.  Exclusive Forum.  Unless the Corporation consents in writing to the selection of an alternative forum, the sole and exclusive forum for (i) any derivative action or proceeding brought on behalf of the Corporation, (ii) any action asserting a claim of breach of a fiduciary duty owed by any director, officer or other employee of the Corporation to the Corporation or the Corporation’s stockholders, (iii) any action asserting a claim arising pursuant to any provision of the Delaware General Corporation Law, or (iv) any action asserting a claim governed by the internal affairs doctrine shall be a state or federal court located within the state of Delaware, in all cases subject to the court’s having personal jurisdiction over the indispensable parties named as defendants. Any person or entity purchasing or otherwise acquiring any interest in shares of capital stock of the Corporation shall be deemed to have notice of and consented to the provisions of this Section 7 of Article VII.”

Background and Reasons for the Proposed Section 7 Amendment

This amendment is intended to assist the Company in avoiding multiple lawsuits in multiple jurisdictions regarding the same matter. The ability to require such claims to be brought in a single forum will help to assure consistent consideration of the issues, the application of a relatively known body of case law and level of expertise, and should promote efficiency and costs−savings in the resolution of such claims. The Board of Directors believes that Delaware courts are best suited to address disputes involving such matters given that the Company is incorporated in Delaware and that the Delaware courts have a reputation for expertise in corporate law matters. The Board of Directors also believes that the Delaware courts have more experience and expertise in dealing with complex corporate issues than many other jurisdictions. For these reasons, the Board of Directors believes that providing for Delaware as the exclusive forum for the types of disputes listed above is in the best interests of the Company and its stockholders. At the same time, the board of directors believes that the Company should retain the ability to consent to an alternative forum on a case−by−case basis where the Company determines that its interest and those of its stockholders are best served by permitting such a dispute to proceed in a forum other than the Delaware courts.

The Board of Directors is aware that certain proxy advisors, and even some institutional holders, take the view that they will not support an exclusive forum clause until the company requesting it can show it already has suffered material harm as a result of multiple stockholder suits filed in different jurisdictions regarding the same matter. We feel this position fails to adequately take into account a variety of important considerations, including recent trends in lawyer−driven shareholder litigation; for example, recent lawsuits alleging breach of fiduciary duty relating to disclosures in proxy statements for annual stockholder meetings that threaten to delay or impede the meeting at significant cost to a company unless there is a quick settlement of the matter. These cases have typically been filed in the state court where the company is located rather than the state where it is incorporated, thus requiring a court less familiar with the laws of the jurisdiction in which the company is incorporated to interpret and apply those laws and to do so under a very tight timeframe. For the reasons set forth above, we believe that Delaware courts are best suited to address such issues. The Board believes that it is more prudent to take preventive measures before the Company and most of its stockholders are harmed by the increasing practice of the plaintiffs' bar to rush to file their own claims in their favorite jurisdictions, not after.

Such a provision requires that state courts in which such claims are asserted in contravention of the proposed amendment be willing to enforce its terms. It cannot be assured that all state courts will determine such a provision to be enforceable or will be willing to force the transfer of such proceedings to the Delaware courts. However, the Company believes that if the stockholders approve the Section 7 Amendment, a court would be more likely to enforce it.

If approved by our stockholders, the Section 7 Amendment will be effective upon filing with the Secretary of State of the State of Delaware, which we intend to do promptly after stockholder approval is obtained.

Votes Required

The affirmative vote of the majority of our common stock voting at the Annual Meeting is required for the ratification and approval of this proposed Section 7 Amendment.

The board of directors unanimously proposes and recommends that you vote "FOR" the Section 7 Amendment to the Amended and Restated Bylaws to provide that, with certain exceptions, the federal and state courts located in the State of Delaware be the exclusive forum for certain legal actions.
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SHAREHOLDER PROPOSALS

Shareholder proposals intended to be presented at the 2015 Annual Meeting of Shareholders must be received by the Company no later than December 5, 2015 in order to be considered for inclusion in the Company's Annual Meeting Proxy Statement next year.  Upon receipt of any such proposal, the Company will determine whether or not to include such proposal in the Proxy Statement and proxy in accordance with regulations governing the solicitation of proxies.  Shareholders who wish to submit a proposal not intended to be included in the Company's annual meeting Proxy Statement but to be presented at next year's annual meeting, or who propose to nominate a candidate for election as a director at that meeting, are required by the Company's bylaws to provide notice of such proposal or nomination to the principal executive office of the Company.  This notice must be delivered to the Company no later than the close of business on February 18, 2015, but no earlier than the close of business on January 19, 2015, to be considered for a vote at next year's annual meeting.  The notice must contain the information required by the Company's bylaws.

HOUSEHOLDING OF ANNUAL MEETING MATERIALS

Some banks, brokers, and other nominee record holders may be participating in the practice of “householding” Proxy Statements and Annual Reports.  This means that only one copy of this Proxy Statement and the Annual Report to Shareholders for fiscal 2013 may have been sent to multiple shareholders in your household.  If you would prefer to receive separate copies of a Proxy Statement or the Annual Report to Shareholders for fiscal 2013 either now or in the future, please contact your bank, broker, or other nominee.  Upon written or oral request to Heritage-Crystal Clean, Inc., Attn: Corporate Secretary, 2175 Point Boulevard, Suite 375, Elgin, Illinois  60123, we will provide copies of these materials.

AVAILABILITY OF CERTAIN DOCUMENTS

Heritage-Crystal Clean, Inc. maintains a website at www.crystal-clean.com.  Our bylaws, Code of Business Conduct and Ethics, Audit Committee Charter, Compensation Committee Charter, Nominating Committee Charter, and Policy on Complaint Procedures for Accounting and Audit Matters are available on this website under “Investor Relations” and “Corporate Governance.”  In addition, you may obtain a copy of any of these documents without charge by sending a request to Heritage-Crystal Clean, Inc., Attn: Corporate Secretary, 2175 Point Boulevard, Suite 375, Elgin, Illinois  60123.  Our website is not incorporated into or a part of this Proxy Statement.

We will furnish without charge to each person whose proxy is solicited, upon written request, a copy of our Annual Report filed with the SEC, including the financial statements and financial statement schedules.  Any written request should be directed to Heritage-Crystal Clean, Inc., Attn: Corporate Secretary, 2175 Point Boulevard, Suite 375, Elgin, Illinois  60123.

OTHER MATTERS

The Board of Directors does not intend to present to the Annual Meeting any business other than the items stated in the "Notice of Annual Meeting of Shareholders" and does not know of any other matters to be brought before or voted upon at the meeting other than those referred to above.  If any other matters properly come before the meeting, it is the intention of the proxies named in the enclosed Proxy to vote the shares represented thereby with respect to such matters in accordance with their best judgment.

Whether or not you expect to attend the meeting, please sign the proxy and return it in the enclosed stamped envelope.
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Exhibit A
HERITAGE-CRYSTAL CLEAN, INC.
PERFORMANCE-BASED ANNUAL INCENTIVE PLAN

1.    Purpose. The purpose of the Heritage-Crystal Clean, Inc. Performance-Based Annual Incentive Plan (the “Plan”) is to advance the interests of Heritage-Crystal Clean, Inc. and its stockholders by providing certain of its key executives with annual incentive compensation which is tied to the achievement of pre-established and objective performance goals. The Plan is intended to provide Participants who are “covered employees” within the meaning of Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”), with annual incentive compensation which is not subject to the deduction limitation rules prescribed under the Code, and should be construed to the extent possible as providing for remuneration which is “performance-based compensation” within the meaning of Section 162(m) of the Code and the regulations promulgated thereunder.

2.    Definitions. Where the context of the Plan permits, words in the masculine gender shall include the feminine gender, the plural form of a word shall include the singular form, and the singular form of a word shall include the plural form. Unless the context clearly indicates otherwise, the following terms shall have the following meanings:

(a)	“Board” means the Board of Directors of the Corporation.

(b)
“Committee” means the Compensation Committee of the Board, a subcommittee thereof, or such other committee as may be appointed by the Board to administer this Plan; provided, however, that to the extent the Committee is taking action with respect to payments under the Plan intended to qualify as performance-based compensation within the meaning of Section 162(m) of the Code and the Regulations thereunder, the Committee shall consist, to the extent required by Section 162(m), solely of two or more members of the Board who qualify as “outside directors” within the meaning of Section 162(m) of the Code.

(c)	“Corporation” means Heritage-Crystal Clean, Inc., a Delaware corporation, and any successor thereto.

(d)
“Disability” means “Disability” as defined in a written employment or services agreement between the Participant and the Company or, if not so defined, in the instrument evidencing the Award or, if not so defined, in the long-term disability plan of the Company as then in effect. Notwithstanding the forgoing, in the event that the Award granted to the applicable Participant is subject to Section 409A, then the term Disability shall instead have the meaning defined under Section 409A or any successor provision of the Code at the applicable time.

(e)
“Participant” means (i) a “covered employee,” as defined in Section 162(m) of the Code and the regulations promulgated thereunder, of the Corporation or its Subsidiaries who has been selected by the Committee to participate in the Plan during a Performance Period and (ii) each other employee of the Corporation or its Subsidiaries who has been selected by the Committee to participate in the Plan during a Performance Period.

(f)	“Performance Award” means an award granted pursuant to the terms of Section 4 of this Plan. A Participant shall have no right to any Performance Award until that award is paid.

(g)	“Performance Period” means the Corporation’s fiscal year, or such other period as designated by the Committee.

(h)	“Plan” means this Heritage-Crystal Clean, Inc. Performance-Based Annual Incentive Plan, as amended from time to time.

(i)	“MIP" means Management Incentive Program.

(j)	“LTIP” means Long Term Incentive Program.

(k)	“Regulations” means Treasury Regulation Section 1.162-27 or its successor.

(l)
“Retirement” means retirement as defined in a Participant’s written employment or service agreement or, if the Participant is not party to an employment or service agreement, when a Participant voluntarily terminates employment and is eligible at the time of termination to receive benefits under the terms of the Company’s then-existing Retirement Plan implemented by the Committee (if any).

(m)
“Subsidiary” or “Subsidiaries” means any corporation or entity of which the Corporation owns directly or indirectly, at least 50% of the total voting power or in which it has at least a 50% economic interest, and which is authorized to participate in the Plan.

3.    Plan Administration. Subject to the limitations on the Committee’s discretion imposed under this Plan and under Section 162(m) of the Code and the Regulations thereunder, the Committee shall have full discretion, power and authority to administer and interpret the Plan and to establish rules and procedures for its administration as the Committee deems necessary and appropriate. The Committee may delegate to officers and employees of the Corporation the authority to manage the day-to-day administration of the Plan including without limitation the discretionary authority to (i) administer and interpret the terms of the Plan, and (ii) amend the Plan only as necessary to reflect any ministerial, administrative or managerial functions; provided that any such amendment does not modify the Performance Objectives; provided further that the Committee may not delegate its responsibilities hereunder where such delegation would jeopardize compliance with Section 162(m) of the Code and the Regulations. Performance Objectives shall be established by the Committee for a Participant (or group of Participants) with respect to each Performance Period; provided, however, that with respect to Participants whose compensation is, or is reasonably expected to become, subject to the provisions of Section 162(m) of the Code and the Regulations, such determination shall be made no later than ninety (90) days after the commencement of the Performance Period (or the date on which 25% of the Performance Period has elapsed, if earlier) or as otherwise permitted under Section 162(m) of the Code for Participants hired during the Performance Period.

Any interpretation of the Plan or other act of the Committee (or its delegate) in administering the Plan shall be final and binding upon all Participants.

4.    Performance Objectives.

(a)
Performance Objectives. The Performance Objective(s) with respect to any Performance Award means “business criteria” within the meaning of Section 162(m) of the Code, including but not limited to one or more of the following objectives, as established by the Committee in its sole discretion:  revenue; operating revenue; revenue and/or operating revenue growth; earnings before interest and/or taxes; earnings before interest, taxes, depreciation and amortization; earnings per share; net income; operating net income per share; operating net income; underwriting income; operating income; pre- or after-tax income; net operating profit after taxes; economic value added (or an equivalent metric); cash flow (before or after dividends); cash-flow per share (before or after dividends); net earnings; operating net earnings; share price performance; return on assets or net assets; return on equity; operating return on equity; return on capital (including return on total capital or return on invested capital); cash flow return on investment; book value; book value growth (on a total or per share basis); tangible book value; tangible book value growth (on a total or per share basis); total shareholder return; improvement in or attainment of expense levels; improvement or attainment of operating or financial leverage levels; or other objectives.  Performance Objectives may be based upon Corporation-wide, Subsidiary, affiliate, business unit, divisional, project team, and/or individual performance.  The Performance Objectives established by the Committee for any Performance Period may be expressed in terms of attaining a specified level of the Performance Objective or the attainment of a percentage or absolute increase or decrease in the particular objective, and may involve comparisons with respect to historical results of the Corporation and/or business units or segments thereof, all as the Committee deems appropriate.  The Performance Objectives established by the Committee for any Performance Period may be applied to the performance of the Corporation relative to a market index, a peer group of other companies or a combination thereof, all as determined by the Committee for such Performance Period.  The Committee may further specify in respect of the specified Performance Objectives for any Performance Period, a minimum acceptable level of achievement below which no Performance Award payment will be made and may set forth a formula for determining the amount of any payment to be made if performance is at or above the minimum acceptable level but falls short of maximum achievement of the specified Performance Objectives. Notwithstanding anything to the contrary in this Plan whether express or implied, Performance Awards that are not intended to qualify as “performance-based compensation” under Section 162(m) of the Code may be based on the performance goals set forth herein or on such other performance goals as determined by the Committee in its sole discretion.

(b)
Objective Criteria; Adjustments to Performance Objectives. Each Performance Objective shall be sufficiently specific that a third party having knowledge of the relevant facts could determine whether the Performance Objective is achieved, and to calculate the amount of the Performance Award payable to a Participant. The Committee may provide, in connection with the setting of the Performance Objectives, that any evaluation of performance may include or exclude certain items that may occur during any Performance Period including, but not limited to the following: (i) to exclude the dilutive effects of acquisitions or joint ventures; (ii) to assume that any business divested by the Corporation achieved Performance Objectives at targeted levels during the balance of the Performance Period following such divestiture; (iii) to exclude restructuring, discontinued operations and/or other nonrecurring charges; (iv) to exclude the effects of changes to generally accepted accounting standards required by the Financial Accounting Standards Board; (v) to exclude the impact of any “extraordinary items” as determined under generally accepted accounting principles; (vi) to exclude the effect of any change in outstanding shares by reason of any stock dividend or split, stock repurchase, reorganization, recapitalization, merger, consolidation, spin-off, combination or exchange of shares or other similar corporate change, or any distributions to common shareholders other than regular cash dividends; (vii) to exclude the cumulative effect of tax or accounting changes; and (viii) to exclude any other unusual, non-recurring gain or loss or other extraordinary item. To the extent such inclusions or exclusions affect a Performance Award under this Plan, they shall be prescribed in a form that meets the requirements of Section 162(m) of the Code for deductibility.

(c)
Committee Certification. Prior to settlement of any Performance Award granted to a covered employee for purposes of Section 162(m) of the Code that is contingent on achievement of one or more Performance Objectives, the Committee shall certify in writing that the applicable Performance Objective(s) and any other material terms of the Performance Award were in fact satisfied. For purposes of this Section 4(c), approved minutes of the Committee shall be adequate written certification.

(d)
Negative Discretion. The Committee may reduce, but may not increase, the amount payable under any Performance Award that is contingent on achievement of one or more Performance Objectives after the applicable Performance Objectives are satisfied. Reductions may be based on individual performance and other factors, both objective and subjective, determined to be relevant by the Committee.

5.    Performance Awards. Subject to the provisions of the Plan, the Committee, at any time and from time to time, may grant Performance Awards to Participants in such amounts and upon such terms and conditions, including the achievement of Performance Objectives, as the Committee may determine.

(a)
Each Performance Award shall specify the payment amount, range or formula, the Performance Objective(s), the Performance Period, if applicable, the time and form of payment or distribution, and such other provisions as the Committee shall determine which are not inconsistent with the terms of this Plan.

(b)
The Committee may also require the satisfaction of such service requirements, conditions, restrictions, or performance criteria, including, without limitation, Performance Objectives as described in Section 4, as shall be established by the Committee. The establishment of Performance Objectives with respect to the grant or vesting of any Performance Award that is intended to result in performance-based compensation for purposes of Section 162(m) of the Code shall follow procedures set forth in Sections 3 and 4.

(c)
Unless otherwise set forth in a written agreement or understanding with a Participant or as determined by the Committee, a Participant must be actively employed by the Corporation or one of its Subsidiaries on the date the Performance Award amounts are paid to receive a Performance Award for the Performance Period; provided however that if a Participant’s employment is terminated prior to the date the Performance Award amounts are paid by reason of the Participant’s death, disability, or retirement, as such terms are defined from time to time by the Compensation Committee, the Participant (or Participant’s beneficiary in the event of his or her death) shall be entitled to receive a pro rated incentive award for the Performance Period based on such proration formulas or criteria as may be determined by the Committee in its sole discretion.

(d)	The maximum aggregate amount that may be paid with respect to any Performance Award hereunder in any one fiscal year to any one Participant shall be $5,000,000.

6.    Payment of Performance Awards. Subject to any stockholder approval required by law, payment of any Performance Award to a Participant for any Performance Period shall be made in cash (or in stock or stock-based awards under the Heritage-Crystal Clean, Inc. Omnibus Incentive Plan of 2008 as restated and/or amended from time to time) after written certification by the Committee that the performance goal for the Performance Period was achieved, and any other material terms of the Performance Award were satisfied. Payment of each Performance Award shall be made as soon as practicable after the close of the Performance Period, following the Committee’s determination of the achievement of the Performance Objectives under Section 4(c); provided, however, that payment shall in all events occur no later than March 15th of the year following the year in which the Performance Period ends. Any Performance Award may be deferred pursuant to the terms and conditions of the Corporation’s deferred compensation plan or plans then in effect, provided that such deferral meets the requirements of Section 409A of the Code.

A Participant is not entitled to any award hereunder for the Performance Period during which Participant breaches any confidentiality, proprietary information, or non-compete provisions of any agreement or plan then in effect between Corporation and Participant, and shall immediately forfeit his right to any accrued but unpaid amounts attributable to any Performance Period. Further, if a Participant breaches any confidentiality, proprietary information, or non-compete provisions of any agreement or plan between Corporation and the Participant in effect after the Participant’s termination of employment, the Participant shall repay to Corporation any award paid to the Participant under the Plan within one year of such breach (plus the cost of collection and a reasonable rate of interest) and shall immediately forfeit his right to any accrued unpaid amounts attributable to any Performance Period.

The Committee may make retroactive adjustments to and the Participant shall reimburse to the Corporation any cash or equity based incentive compensation paid to the Participant where such compensation was predicated upon achieving certain financial results that were substantially the subject of a restatement, and as a result of the restatement it is determined that the Participant otherwise would not have been paid such compensation, regardless of whether or not the restatement resulted from the Participant’s misconduct. In each such instance, the Corporation will, to the extent practicable, seek to recover the amount by which the Participant’s cash or equity based incentive compensation for the relevant period exceeded the lower payment that would have been made based on the restated financial results. The Corporation may (i) cancel, reduce, or require a Participant to forfeit any cash or equity based incentive compensation granted or paid under the Plan or (ii) require a Participant to reimburse or disgorge to the Corporation any amounts received pursuant to the payment of an award granted under the Plan, in each to the extent permitted or required by law, regulation or stock exchange rule in effect on or after the effective date of this Plan. In each instance described above, the Corporation will, to the extent practicable, seek to recover the described cash or equity based incentive compensation for the relevant period, plus a reasonable rate of interest.

7.    Plan Amendment and Termination. Except as explicitly provided by law, this Plan is provided at the Corporation’s sole discretion and the Board or the Committee may modify or terminate it at any time, prospectively or retroactively, without notice or obligation for any reason, subject to obtaining any necessary stockholder approval as required by law, regulation, or listing exchange requirement. In addition, there is no obligation to extend the Plan or establish a replacement plan in subsequent years.

8.    Section 409A.

(a)
Certain awards under the Plan may constitute nonqualified deferred compensation under Section 409A of the Code, including the regulations and guidance promulgated thereunder, and it is intended that such awards meet the requirements of paragraphs (a)(2), (3), and (4) of Section 409A of the Code, and the terms and provisions of the Plan and Performance Awards should be interpreted and applied in a manner consistent with such requirements.

(b)
Notwithstanding any provision in this Plan or any Performance Award to the contrary, if any provision of this Plan or any Performance Award contravenes any regulations or guidance promulgated under Section 409A of the Code or could cause any Performance Award to be subject to additional taxes, accelerated taxation, interest or penalties under Section 409A of the Code, the Corporation may, in its sole discretion and without the Participant’s consent, modify this Plan or any Performance Award: (i) to comply with, or avoid being subject to, Section 409A of the Code, or to avoid the imposition of any taxes, accelerated taxation, interest, or penalties under Section 409A of the Code, and (ii) to maintain, to the maximum extent practicable, the original intent of the applicable provision without contravening the provisions of Section 409A of the Code. This section does not create an obligation on the part of the Corporation to modify this Plan or any Performance Award and does not guarantee that the Performance Awards will not be subject to interest or penalties under Section 409A of the Code.

(c)
If any amount shall be payable with respect to any Performance Award hereunder as a result of a Participant’s “separation from service” (as such term is defined under Section 409A of the Code) at such time as the Participant is a specified employee (as determined under the Corporation’s policy for identifying specified employees for purposes of Section 409A of the Code) and such amounts are subject to the provisions of Section 409A of the Code, then no payment shall be made, except as permitted under Section 409A of the Code, prior to the first day of the seventh (7th) calendar month beginning after the Participant’s separation from service (or the date of his or her earlier death), or as soon as administratively practicable thereafter.

9.    Miscellaneous Provisions.

(a)
Employment Rights. The Plan does not constitute a contract of employment and participation in the Plan will not give a Participant the right to continue in the employ of the Corporation, or any of its Subsidiaries or affiliates, on a full-time, part-time, or any other basis. Participation in the Plan will not give any Participant any right or claim to any benefit under the Plan, unless such right or claim has specifically been granted by the Committee under the terms of the Plan.

(b)
Committee’s Decision Final. Any interpretation of the Plan and any decision on any matter pertaining to the Plan which is made by the Committee in its discretion in good faith shall be binding on all persons.

(c)
Governing Law. This agreement and any controversy arising out of or relating to this agreement shall be governed by and construed in accordance with the General Corporation Law of the State of Delaware as to matters within the scope thereof. To the extent not preempted by ERISA, all other matters shall be governed by and construed in accordance with the internal laws of Illinois without regard to any state’s conflict of law principles. Any legal action related to this Plan shall be brought only in a federal or state court located in Illinois.

(d)
Interests Not Transferable. Any interests of Participants under the Plan may not be voluntarily sold, transferred, alienated, assigned, or encumbered, other than by will or pursuant to the laws of descent and distribution.

(e)
Severability. In the event any provision of the Plan shall be held to be illegal or invalid for any reason, such illegality or invalidity shall not affect the remaining parts of the Plan, and the Plan shall be construed and enforced as if such illegal or invalid provision(s) had never been contained in the Plan.

(f)	Withholding. The Corporation will withhold from any amounts payable under this Plan all federal, state, foreign, city, and local taxes as shall be legally required.

(g)
Effect on Other Plans or Agreements. Payments or benefits provided to a Participant under any stock, deferred compensation, savings, retirement, or other employee benefit plan are governed solely by the terms of such plan.

10.    Effective Date. The Plan shall be effective with respect to the Corporation’s Performance Period beginning February 20, 2014, contingent on approval by the Corporation’s stockholders at the 2014 annual meeting. In the event the stockholders do not approve the Plan at its 2014 meeting, the Plan shall not be effective and no payments will be made under the Plan.

Exhibit B
HERITAGE-CRYSTAL CLEAN, INC.
EMPLOYEE STOCK PURCHASE PLAN OF 2008

1.Purpose. The Heritage-Crystal Clean, Inc. Employee Stock Purchase Plan of 2008 provides eligible employees of Heritage-Crystal Clean, Inc., and its Participating Subsidiaries an opportunity to purchase common stock of the Corporation through payroll deductions on an after-tax basis. The Plan is intended to qualify for favorable tax treatment under section 423 of the Internal Revenue Code of 1986, as amended.

2.Definitions. Where the context of the Plan permits, words in the masculine gender shall include the feminine gender, the plural form of a word shall include the singular form, and the singular form of a word shall include the plural form. Unless the context clearly indicates otherwise, the following terms shall have the following meanings:

(a)	Administrator means Chief Accounting Officer of the Corporation or such independent third party administrator as the Corporation may engage to administer the Plan.

(b)
Authorization Form means a payroll deduction form which authorizes payroll deductions from a Participant’s Basic Pay and evidences the Participant’s membership in the Plan. An Authorization Form may be completed in such written or electronic form as the Committee in its discretion shall determine.

(c)
Basic Pay means, in relation to a Participant for a payroll period, the Participant’s regular compensation earned during such payroll period, before any deductions or withholding, but excluding overtime, bonuses, amounts paid as reimbursement of expenses (including those paid as part of commissions) and any other additional compensation.

(d)	Board means the Board of Directors of the Corporation.

(e)	Committee means the Compensation Committee of the Board.

(f)	Corporation means Heritage-Crystal Clean, Inc., a Delaware corporation, or any successor thereto.

(g)	Eligible Employee is defined in Section 4 below.

(h)	Exchange Act means the Securities Exchange Act of 1934, as amended.

(i)	Exercise Date with respect to any Offering Period means the Grant Date of the immediately following Offering Period.

(j)
Exercise Price with respect to any Offering Period means an amount established by the Committee prior to the Offering Period which amount shall in no event be less than 95% of the Fair Market Value of Shares on the Offering Period’s Exercise Date.

(k)	Fair Market Value of a Share on any date shall be the closing price of the Corporation’s Stock as reported on the Nasdaq for such date.

(l)
Grant Date means the first Monday of each Offering Period on which sales of the Corporation’s Shares are reported on the Nasdaq or if no Shares are sold on that Monday, then on the next succeeding day on which there is a sale.

(m)	Nasdaq means the Nasdaq Global Market.

(n)
Offering Period means a three-month period beginning on the first Monday of each January, April, July, and October, respectively, (or such alternative four months in a cycle of three-month intervals as the Committee may establish in its discretion), and ending on the last business day before the first Monday of the succeeding three-month period. If no Shares are sold on what would otherwise be the first Monday of an Offering Period, then that Offering Period shall commence on the next succeeding day on which there is a sale, and the immediately preceding Offering Period shall end on the last business day before the date on which there is a sale. Notwithstanding the definition of Offering Period, the Initial Offering Period means that period commencing on the date established by the Committee for implementing the Plan and ending on the last business day before the first Monday of the next following regular Offering Period under the Plan.

(o)
Participant means an Eligible Employee who has completed an Authorization Form and who continues to make contributions to the Plan, or who no longer contributes to the Plan, but has Shares still held by the Administrator in accordance with this Plan.

(p)
Participating Subsidiaries means Limited Liability Corporations, 50% or more of each class of the outstanding voting stock or voting power of which is beneficially owned, directly or indirectly, by the Corporation, which are authorized by the Corporation to participate in the Plan and which have agreed to participate.

(q)	Plan means the Heritage-Crystal Clean, Inc. Employee Stock Purchase Plan of 2008, as amended from time to time.

(r)
Plan Account means a payroll deduction account maintained by the Committee for each Participant to which shall be credited all payroll deductions and from which shall be deducted amounts charged for the purchase of Shares hereunder and withdrawals.

(s)	Shares mean shares of Heritage-Crystal Clean, Inc. common stock, par value $.01 per share.

3.Shares Subject to the Plan. There is hereby reserved for issuance under the Plan an aggregate of 160,000 Shares. Available Shares shall be from such authorized but un-issued Shares or from Shares reacquired from time to time.

4.Eligible Employees. All employees of the Corporation or any of its Participating Subsidiaries shall be eligible to participate in the Plan, except employees whose customary employment is 20 hours or less per week or not more than five months in any calendar year, or who, immediately after any Grant Date, own 5% or more of the total combined voting power or value of all classes of stock of the Corporation or any Participating Subsidiary.

5.Participation in the Plan. An Eligible Employee may voluntarily participate in the Plan by completing and filing with the appropriate payroll office an Authorization Form during any Plan enrollment period, as such enrollment periods may be established by the Committee. Such Authorization Form may authorize payroll deductions from the employee’s Basic Pay, or some other means of contributions received from employees.

6.Contributions. The Committee, in its discretion, may establish a minimum and/or maximum deduction per payroll period. A Participant’s deductions will commence as soon as administratively possible during the next succeeding Offering Period after the Participant’s Authorization Form is filed and recorded in the appropriate payroll office. Such deductions shall continue until the Participant terminates participation in the Plan or until the Plan is terminated. Subject to any applicable minimum and maximum deductions, a Participant may change the amount of his or her payroll deduction no more than twice in each calendar year by filing a new Authorization Form with the appropriate payroll office. The change shall not become effective earlier than the first payroll period in the next succeeding Offering Period after the Authorization Form is received and recorded by the appropriate payroll office. Payroll deductions will be held in the Corporation or Participating Subsidiary’s general accounts until the end of the Offering Period at which time they will be applied solely for the purchase of Shares under the Plan. Participants will receive periodic statements of their Plan Account balance.

7.Purchase Price. The purchase price of the Shares shall be the Exercise Price as defined herein.

8.Number of Shares Purchasable. No Participant may be permitted to acquire more than $25,000 worth of Shares under the Plan per year. This limit shall be monitored by the Committee or its delegate(s).

9.Plan Accounts/Shares Acquired. Participating Subsidiaries shall maintain Plan Accounts for Participants, where applicable. Shares purchased pursuant to the Plan shall be recorded on the stock transfer records of the Corporation.

10.Share Purchases. On each Exercise Date, each Participant’s Plan Account shall be charged for the amount of the Shares to be purchased on that date. The number of Shares to be purchased on an Exercise Date shall be determined by dividing the balance of the Participant’s Plan Account (including any balance in the Participant’s Plan Account after the immediately prior Exercise Date) by the Exercise Price, and then rounding downward to the nearest whole Share. No fractional Shares shall be purchased, and any balance remaining in the Participant’s Plan Account after the Shares have been purchased on the Exercise Date shall be carried forward to the next succeeding Offering Period. As soon as practicable after the Exercise Date, a statement shall be delivered to the Participant which shall include the number of Shares purchased on the Exercise Date and the aggregate number of Shares purchased on behalf of such Participant under the Plan.

11.Termination of Participation. A Participant, at any time and for any reason, may voluntarily terminate participation in the Plan by notification of withdrawal delivered to the appropriate office pursuant to administrative rules established by the Committee. A Participant’s participation in the Plan shall be involuntarily terminated by his/her employer upon termination of employment for any reason, or upon the Participant no longer being eligible for participation. In the event of a Participant’s voluntary or involuntary termination of participation in the Plan, no payroll deduction shall be taken from any pay due thereafter; and the balance in the Participant’s Plan Account shall be paid either to the Participant or the Participant’s estate. Except as provided above, a Participant may not withdraw any credit balance in the Participant’s Plan Account, in whole or in part.

12.Ceasing Contributions/Rights of Participants Who Leave Service. A Participant whose participation in the Plan has terminated (either upon the Participant’s request or upon the Participant’s termination of employment for any reason) may not rejoin the Plan until the third succeeding enrollment period following the date of such termination.

13.Rights as a Stockholder. Except as provided in Section 14, none of the rights or privileges of a stockholder of the Corporation shall exist with respect to Shares purchased under the Plan unless and until a statement representing such Shares shall have been issued to the Participant.

14.Dividends. Cash dividends on Shares acquired under the Plan will accrue to Participants in the same manner as for other shareholders. Participants shall be invited to enroll in the Corporation’s automatic dividend reinvestment plan.

15.Rights Not Transferable. Rights under the Plan are not transferable by a Participant other than by will or the laws of descent, and are exercisable during the Participant’s lifetime only by the Participant.

16.Application of Funds. All funds received or held by the Corporation under the Plan may be used for any corporate purposes.

17.Adjustments in Case of Changes Affecting Shares. In the event of a subdivision of outstanding Shares, or the payment of a stock dividend, the number of Shares authorized for issuance under the Plan shall be increased proportionately, and such equitable adjustments shall be made by the Committee. In the event of any other change affecting the Corporation’s common stock, such equitable adjustment shall be made by the Committee to give proper effect to such event.

18.Administration of Plans.

(a)The Plan shall be administered by the Committee. The Committee shall have authority to make rules and regulations for the administration of the Plan including when and how purchases shall be made, and its interpretations and decisions with regard thereto shall be final and conclusive. The Committee shall have authority to delegate its ministerial tasks hereunder to the Corporation’s Human Resources Department and the Human Resources Departments of Participating Subsidiaries which employ Participants. The Committee (or its delegate(s)) will be responsible for:

(i)	administering the Plan in unison with the Administrator and the Corporation;

(ii)	informing Participants of the current market price of the Shares upon request;

(iii)	informing Participants of the Exercise Price for each Offering Period;

(iv)	informing Eligible Employees about the Plan, making deductions from Basic Pay, and maintaining Participants’ Plan Accounts; and

(v)	obtaining information from the Administrator needed by the Corporation or Participating Subsidiaries in order to comply with any applicable reporting and withholding requirements.
(b)The Administrator will be responsible for:

(i)	holding the Shares in trust in a book account;

(ii)	maintaining all relevant records and issuing documents required for tax purposes by the Corporation, the Participating Subsidiaries and Participants;

(iii)	providing quarterly statements and other documents as required to the Participating Subsidiaries for distribution to Participants; and

(iv)	providing management information reports to the Committee and Participating Subsidiaries.

19.Amendments to Plans. The Board or any person or persons authorized by the Board, at any time, or from time to time, may amend, suspend, or terminate the Plan subject to any stockholder approval needed to comply with the requirements of the Securities and Exchange Commission, the Internal Revenue Code and the rules of the exchange upon which our common stock is listed, provided, however, that except to conform the Plan to the requirements of local legislation, no amendment may be made and no suspension or termination may take effect in respect of rights already accrued to a Participant as a holder of Shares.

20.Termination. The Plan shall terminate upon the earlier of the date it is terminated by the Board and the date that no more Shares remain to be acquired under the Plan. Upon the termination of the Plan, all remaining credit balances from authorized payroll deductions in Participants’ Plan Accounts shall be returned to such Participants.

21.Governmental Regulations. The Corporation’s obligation to sell and deliver Shares under the Plan is subject to the approval of any governmental authority required in connection with the authorization, issuance or sale of such stock. The Plan shall be suspended and become inoperative with respect to Shares not theretofore optioned under the Plan during any period in which no registration statement or amendment thereto under the Securities Act of 1933, as amended, is in effect with respect to the Shares so remaining to be purchased under the Plan.

22.Contracts of Employment and Other Employment Rights. The Plan may be terminated at any time at the discretion of the Corporation and no compensation will be due to a Participant as a result. Neither the value of the Shares nor the discount derived from the Purchase Price shall be added to a Participant’s income for the purpose of calculating any employee benefits. No additional rights arise to a Participant as a result of participating in the Plan or the opportunity to participate. Participation in the Plan does not confer on any Participant any right to future employment. Participation in the Plan is at the discretion of Eligible Employees. No representation or warranty is given by the Corporation or Participating Subsidiaries as to the present or future benefit of participation in the US Program. If a Corporation or a Participating Subsidiary ceases participation in the Plan or the Corporation ceases operation of the Plan, employees will have no right or action against the Participating Subsidiary, the Committee or the Corporation for such termination.

23.Governing Law. This agreement and any controversy arising out of or relating to this agreement shall be governed by and construed in accordance with the General Corporation Law of the State of Delaware as to matters within the scope thereof. To the extend not preempted by ERISA, all other matters shall be governed by and construed in accordance with the internal laws of Illinois without regard to any state’s conflict of law principles. Any legal action related to this Plan shall be brought only in a federal or state court located in Illinois.

24.Shareholder Approval. This Plan shall be effective as of the date approved by the shareholders of the Corporation.

☒ PLEASE MARK VOTES AS IN THIS EXAMPLE	REVOCABLE PROXY Heritage-Crystal Clean, Inc.

ANNUAL MEETING OF STOCKHOLDERS		For	With-hold	For All Except
April 30, 2014	1. The election as class III directors all nominees listed below each with terms expiring at the 2017 Annual Meeting (except as marked to the contrary below):

The undersigned hereby appoints Joseph Chalhoub and Gregory Ray, and either of them, with full power of substitution, as Proxies for the shareholder, to attend the Annual Meeting of the Stockholders of Heritage-Crystal Clean, Inc. (the “Company”), to be held at the Holiday Inn located at 495 Airport Road, Elgin, Illinois, 60123 on April 30, 2014, at 9:00 a.m., Central Time, and any adjournments or postponements thereof, and to vote all shares of the common stock of the Company that the shareholder is entitled to vote upon each of the matters referred to in the Proxy and, at their discretion, upon such other matters as may properly come before this meeting. The undersigned hereby revokes any other proxy executed previously for the 2014 Annual Meeting of Stockholders.
Bruce Bruckmann, Carmine Falcone, and Robert W. Willmschen, Jr.

INSTRUCTION: To withhold authority to vote for any individual nominee, mark “For All Except” and write that nominee’s name in the space provided below.

		For	Against	Abstain
2. To ratify the appointment of Grant Thornton LLP as the Company’s independent registered public accounting firm for the fiscal year 2014.

		For	Against	Abstain
This Proxy, when properly executed, will be voted in the manner the undersigned shareholder directs on this card. If you sign and return this Proxy but do not specify otherwise, this Proxy will be voted FOR the election of all the directors listed on this card under Proposal 1, and FOR each of the other proposals listed on this card. Therefore, to direct a vote FOR each of the proposals, you need not mark any box. Simply sign, date, and return this Proxy.
3. Advisory vote to approve the named executive officer compensation for fiscal 2013, as disclosed in the Proxy Statement pursuant to Item 402 of Regulation S-K.

		For	Against	Abstain
4. To approve the Heritage-Crystal Clean, Inc. Performance-Based Annual Incentive Plan for purposes of complying with the requirements of Section 162(m) of the Internal Revenue Code.

Please be sure to date and sign this proxy card in the box below.		For	Against	Abstain
5. To approve an amendment to the Heritage-Crystal Clean, Inc. Employee Stock Purchase Plan of 2008 to increase the number of shares available under the plan by 125,000.

		For	Against	Abstain
6. To approve an amendment the amended and restated bylaws of Heritage-Crystal Clean, Inc. to adopt Delaware as the exclusive forum for certain legal actions.

		For	Against	Abstain
7. To consider and transact such other business as may properly come before the meeting or any adjournments or postponements thereof.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” EACH OF THE LISTED PROPOSALS.
Date	THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS.

The undersigned acknowledges receipt from the Company prior to the execution of this proxy of a Notice of Meeting, of a Proxy Statement dated March 31, 2014.
Sign above	This Proxy, when properly executed, will be voted in the manner directed herein by the shareholder of record. If no direction is made, this Proxy will be voted FOR all Proposals.

Detach above card, sign, date and mail in postage paid envelope provided. Heritage-Crystal Clean, Inc.
IMPORTANT NOTICE REGARDING THE INTERNET AVAILABILITY OF PROXY MATERIAL:
Heritage-Crystal Clean, Inc.’s 2014 proxy statement and 2013 annual report to shareholders are available at
http://www.crystal-clean.com/ under “Investor Relations.”

PLEASE ACT PROMPTLY PLEASE COMPLETE, DATE, SIGN, AND MAIL THIS PROXY CARD PROMPTLY IN THE ENCLOSED POSTAGE-PAID ENVELOPE.
Please sign exactly as your name appears on this card. When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee, or guardian, please give full title as such. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by authorized person.

IF YOUR ADDRESS HAS CHANGED, PLEASE CORRECT THE ADDRESS IN THE SPACE PROVIDED BELOW AND RETURN THIS PORTION WITH THE PROXY IN THE ENVELOPE PROVIDED.
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